Exhibit 10.29

EXECUTION VERSION

MASTER SERVICES AGREEMENT FOR BUSINESS PROCESSES

between

ING NORTH AMERICA INSURANCE CORPORATION

and

COGNIZANT TECHNOLOGY SOLUTIONS U.S. CORPORATION

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TABLE OF EXHIBITS

Exhibit 1	Form of Statement of Work

Exhibit 2	Service Level Methodology

Exhibit 3	Acceptance and Change Control

Exhibit 4	Service Location Requirements

Exhibit 5	Termination Assistance Services

Exhibit 6	Form of Guarantee

Exhibit 7	Form of Non-Disclosure and Assignment Agreement

Exhibit 8	NAIC Policies

Exhibit 9	Breakage

Exhibit 10	Minimum Business Continuity and Disaster Recovery Requirements

Exhibit 11	Competitors

Exhibit 12	Procedures Manual Table of Contents

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MASTER SERVICES AGREEMENT FOR BUSINESS PROCESSES

This Master Services Agreement for Business Processes (this “MSA”) is made and entered into as of June 5, 2012 (the “MSA Effective Date”) by and between ING North America Insurance Corporation, a corporation formed under the laws of the State of Delaware (“NAIC”) and Cognizant Technology Solutions U.S. Corporation, a corporation formed under the laws of the State of Delaware (“Cognizant”).

WHEREAS, the MSA Contracting Parties have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship set forth in this MSA;

WHEREAS, Cognizant and certain of its Affiliates desire to provide to NAIC and certain of its Affiliates and designees, and NAIC and certain of its Affiliates and designees desire to obtain from Cognizant and certain of its Affiliates, the services set forth in this Agreement on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, for and in consideration of the agreements set forth below, the MSA Contracting Parties agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION.

Section 1.01 Definitions. The following terms have the following meanings:

(1)	“Abandonment” means Cognizant’s intentional termination of its provision of any Service during the MSA Term or Cognizant’s intentional failure to provide any Termination Assistance Service. For clarity, the term “Abandonment” shall not include a termination in accordance with Section 19.02(3), a cessation of its provision of Termination Assistance Services in accordance with Section 19.15(2) or any other cessation of the Services agreed by the Parties.

(2)	“Acceptance” has the meaning set forth in Exhibit 3.

(3)	“Acceptance Criteria” means the criteria used to determine whether a Deliverable complies in all material respects with the requirements for such Deliverable, conforms to its specifications and meets or exceeds its functionality and performance requirements, as set forth in the applicable SOW.

(4)	“Affected Employee” has the meaning set forth in Attachment H to the applicable SOW.

(5)	“Affected Party” means the Party affected by a Force Majeure Event.

(6)	“Affected Service Delivery Organization Member” has the meaning set forth in Section 19.16.

(7)	“Affiliate” means, as to any entity, any other entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such entity.

(8)	“Agreement” means the MSA and all SOWs or the MSA and an SOW, as the context demands.

(9)	“At Risk Amount” has the meaning set forth in Exhibit 2.

(10)	“Benchmarker” means the third party designated by NAIC Group from time to time to conduct the Benchmarking Process from the following list: Alsbridge/ProBenchmark; Gartner, Inc.; Information Services Group; PA Consulting; or The Hackett Group.

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(11)	“Benchmarking Process” means the objective measurement and comparison process (utilizing baselines and industry standards) utilized by the Benchmarker.

(12)	“Benchmark Report” has the meaning set forth in Section 11.04(4).

(13)	“Broken Transaction Loss” has the meaning set forth in Exhibit 9.

(14)	“Business Continuity Event” means any event that is not a Force Majeure Event, but which nevertheless may prevent, hinder or delay the performance of the Services by Cognizant Group.

(15)	“Business Continuity Plan” means any business continuity plan set forth in an SOW.

(16)	“Business Day” means any day other than a Saturday, Sunday or U.S. federal holiday.

(17)	“Change” means any change to (a) the Services, (b) processes or Systems that would alter the functionality, performance standards or technical environment of the Systems, (c) the manner in which the Services are provided or (d) the manner in which the Services are used.

(18)	“Change in Control” means the (a) consolidation, merger, share exchange or other business combination involving an entity (other than an initial public offering of securities of such entity), in which immediately following such transaction either (i) less than 50 percent of the directors of the surviving parent entity immediately following the closing of the transaction were directors of such entity immediately prior to the closing of the transaction or (ii) less than 50 percent of the voting power of the surviving parent entity immediately following the closing of the transaction is held by persons who were shareholders of such entity immediately prior to the closing of the transaction, (b) sale, transfer or other disposition of all or substantially all of the assets of an entity or (c) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of 30 percent or more of the outstanding voting securities or other ownership interests of an entity.

(19)	“Change Procedures” means the procedures applicable to a Change as set forth in Exhibit 3.

(20)	“Claim” means any assertion, actual or threatened claim, action, suit or proceeding (whether civil, criminal, administrative, arbitral, investigative or otherwise).

(21)	“Cognizant” has the meaning set forth in the preamble.

(22)	“Cognizant Account Manager” has the meaning set forth in the applicable SOW.

(23)	“Cognizant Agent” means an agent, contractor, subcontractor or other representative of Cognizant Group performing any of Cognizant Group’s obligations under this Agreement.

(24)	“Cognizant Competitor” means the entities listed in Exhibit 11.

(25)	“Cognizant Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow, in connection with the Services, (a) Cognizant Group and Cognizant Agents to use (i) the Cognizant IP and Cognizant Hardware, (ii) any assets owned or leased by Cognizant or Cognizant Agents and (iii) any third party services retained by Cognizant, (b) Service Recipients and NAIC Agents to use the Cognizant IP and Cognizant Hardware and (c) Cognizant Group and Cognizant Agents to assign the Deliverables and NAIC Data to NAIC Group.

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(26)	“Cognizant Executive” has the meaning set forth in the applicable SOW.

(27)	“Cognizant Group” means Cognizant and any wholly owned Affiliate of Cognizant Technology Solutions Corporation (and any Affiliate of Cognizant Technology Solutions Corporation that is not wholly owned, solely due to a requirement of Law) performing the Services, either individually or collectively, as the context demands.

(28)	“Cognizant Hardware” means the Hardware leased or owned by a member of Cognizant Group that is used by a member of Cognizant Group to provide the Services.

(29)	“Cognizant Indemnified Parties” means Cognizant, its Affiliates and the officers, directors, employees, successors and permitted assigns of Cognizant and its Affiliates.

(30)	“Cognizant IP” means IP that is licensed or owned by Cognizant Group (or, for clarity, by a Cognizant Agent), that is used in connection with the Services, including the Software set forth in any applicable SOW and indicated as “Cognizant” Software.

(31)	“Cognizant Resources” means the Cognizant IP, Developed IP, Deliverables, Services or any other resource or item provided to Service Recipients by Cognizant Group (or, for clarity, a Cognizant Agent).

(32)	“Cognizant Service Delivery Executive” has the meaning set forth in the applicable SOW.

(33)	“Cognizant Service Location” means any premises owned, leased or used by Cognizant Group set forth in an SOW, from which Cognizant Group shall provide the Services described in such SOW (including any business continuity or disaster recovery services with respect to such Services).

(34)	“Confidential Information” means all non-public information, documentation and IP of a Party, Affiliates of a Party or their clients, employees, distribution partners, agents, customers, suppliers, contractors and other third parties doing business with such Party or Affiliates of a Party, whether disclosed to, accessed by or otherwise learned by the other Party, including: (a) with respect to NAIC Group, all NAIC Data, PII and information concerning NAIC Group’s customers (including their beneficiaries), third party administrators and recipients of NAIC Group’s services, either directly or indirectly, such as employees of NAIC Group customers, plan participants, members, dependents, beneficiaries and similarly situated persons; (b) with respect to Cognizant Group, all Cognizant Group proprietary data included in the solution designs; (c) this MSA and each SOW; (d) all information marked as confidential (or with words of similar meaning); (e) anything developed by reference to the information described in this definition; and (f) “inside information”, including any material, non-public, price-sensitive corporate or market information relating to such Party, Affiliates of a Party or their clients, employees, distribution partners, agents, customers (including their beneficiaries), suppliers, contractors and other third parties doing business with such Party or Affiliates of a Party, that is acquired in connection with this Agreement.

(35)	“Control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

(36)	“Control Objectives” means NAIC Group’s internal controls with respect to the Services as set forth in an SOW and as may be updated by NAIC Group in accordance with Section 12.03.

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(37)	“Critical Individual” means the individuals identified as “critical individuals” in an SOW.

(38)	“Critical Milestone” means the milestones, and the completion criteria associated with such milestones, identified as “critical” in the Implementation Plan under an SOW.

(39)	“Critical Milestone Completion Date” means the completion date specified for the applicable Critical Milestone.

(40)	“Damages Cap” has the meaning set forth in Section 17.01.

(41)	“Data Security Breach” means any unlawful or unauthorized acquisition, access, loss, theft, use or disclosure of PII, any breach or attempted breach of the security of PII or any other circumstances or event that compromises the privacy or security of PII.

(42)	“Data Subject” means any natural person or trust about whom data may be stored, used, transferred or processed by Cognizant Group in connection with the Services.

(43)	“Deliverables” means the Developed IP and other products, documentation or other items to be developed or otherwise provided by Cognizant Group pursuant to this Agreement.

(44)	“Designated Services” means (a) the services, functions and responsibilities of Cognizant Group described in this Agreement (including any in-flight projects set forth in any SOW), (b) the services, functions and responsibilities being performed in the 12 months prior to the applicable Go-Live Date by NAIC Group’s employees or NAIC Agents whose services, functions or responsibilities were displaced or transferred as a result of an SOW, even if the service, function or responsibility is not specifically described in an SOW and (c) any services, functions or responsibilities not specifically described in an SOW, but which are inherently required or necessary for the proper performance and delivery of the services described in clause (a) and clause (b).

(45)	“Developed IP” means any IP developed by Cognizant Group, in whole or in part, pursuant to an SOW that is (a) a modification or enhancement of NAIC IP or (b) an original non-derivative work (including standard operating procedures created by Cognizant Group for Services performed under an SOW).

(46)	“Disabling Code” means any device, “lockout”, self-help code or other software code or routine (e.g., back door, time bomb or worm) that is able to: (a) disable, restrict use of, lock or erase Software, Hardware or data; or (b) permit unauthorized monitoring of user behavior (e.g., spyware).

(47)	“Disaster Recovery Plan” means any disaster recovery plan set forth in an SOW.

(48)	“Dispute Resolution Procedures” means the procedures set forth in Section 11.03.

(46)	“Excluded Taxes” means, in the case of either of the Parties, (a) income taxes, franchise taxes or similar taxes as are imposed on or measured by such Party’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Party is organized or any other jurisdiction in which such Party maintains an office; (b) taxes imposed by reason of any present or former connection between any Party and the jurisdiction imposing such taxes (other than a connection arising as a result of the execution and delivery of this Agreement, or the performance of any Services contemplated by, or the enforcement of rights under, this Agreement); (c) any branch profits taxes imposed by the U.S. or any similar taxes imposed by any other jurisdiction in which a Party is located; and (d) any tax required to be withheld as a result of the failure of a Party to satisfy the requirements of the foreign account tax compliance provisions of the Hiring Incentives to Restore Employment Act of 2010, P.L. 111-147, 124 Stat. 71.

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(49)	“Exit Plan” means the detailed exit plan for the transfer of each of the Services from Cognizant Group to NAIC Group or a supplier designated by NAIC Group.

(50)	“Export Controls” means all export and national security Laws of the U.S. and all other applicable Governmental Authorities.

(51)	“Fees” has the meaning set forth in Section 9.01.

(52)	“Files and Work Papers” has the meaning set forth in Section 13.06(1).

(53)	“Force Majeure Event” means a fire, flood, earthquake, other elements of nature or acts of God, acts of war, terrorism, riots, rebellions, revolutions or civil disorders or other business continuity event beyond the reasonable control of the Party whose performance is prevented, hindered or delayed.

(54)	“Go-Live Date” means the date when Cognizant Group assumes responsibility for providing a Service as set forth in the applicable Implementation Plan.

(55)	“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, municipal, local, territorial or other governmental department, regulatory authority, self-regulatory organization (e.g., FINRA, MSRB and stock exchanges) or legislative, judicial or administrative body.

(56)	“Hardware” means equipment, including computers and related equipment, such as central processing units and other processors, controllers, modems, communications and telecommunications equipment (e.g., voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

(57)	“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996, Public Law No. 104-191, and regulations promulgated thereunder by the U.S. Department of Health and Human Services and (b) Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Public Law No. 111-005.

(58)	“Implementation Plan” means the plan set forth in the applicable SOW describing the implementation of the Designated Services.

(59)	“Implementation Services” means all functions and services necessary to accomplish the implementation or transfer of the Designated Services to Cognizant Group.

(60)	“Income Tax” means any tax on or measured by the net income of a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity (including taxes on capital or net worth that are imposed as an alternative to a tax based on net or gross income), or taxes which are of the nature of excess profits tax, gross receipts tax, minimum tax on tax preferences, alternative minimum tax, accumulated earnings tax, personal holding company tax, capital gains tax or franchise tax for the privilege of doing business.

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(61)	“Indemnified Party” means NAIC Indemnified Party or Cognizant Indemnified Party, as applicable.

(62)	“Indemnifying Party” means NAIC under Section 16.01 and Cognizant under Section 16.02.

(63)	“IP” means any (a) inventions, processes, methodologies, procedures and trade secrets, (b) Software and tools, (c) literary works or other works of authorship, including documentation, reports, drawings, charts, graphics and other written documentation, (d) trademarks, service marks, logos or domain names and (e) any other intellectual property.

(64)	“Key Individual” means the Cognizant Executive and such other individuals identified as “key individuals” in an SOW.

(65)	“Laws” means all U.S. and non-US. laws, ordinances, rules, regulations, declarations, decrees, directives, legislative enactments and Governmental Authority orders and subpoenas.

(66)	“Loss” means any loss, damage, payment, liability (including settlements, judgments, fines and penalties) or cost and expense (including reasonable attorneys’ fees, court costs and other litigation expenses).

(67)	“Milestone Credit” means the credit NAIC is entitled to receive as a result of Cognizant Group’s failure to meet a Critical Milestone in accordance with the applicable SOW.

(68)	“MSA” has the meaning set forth in the preamble.

(69)	“MSA Contracting Parties” means NAIC and Cognizant, together.

(70)	“MSA Contracting Party” means NAIC or Cognizant, as applicable.

(71)	“MSA Effective Date” has the meaning set forth in the preamble.

(72)	“MSA Term” has the meaning set forth in Section 19.01(1).

(73)	“NAIC” has the meaning set forth in the preamble.

(74)	“NAIC Agent” means an agent, contractor, subcontractor or other representative of NAIC Group, other than Cognizant Group, exercising any of NAIC Group’s rights or performing any of NAIC Group’s obligations under this Agreement.

(75)	“NAIC Architecture” means NAIC Group’s information technology architecture rules and policies as set forth in Exhibit 8 or as NAIC Group provides or makes available to Cognizant Group from time-to-time in written or electronic format.

(76)	“NAIC Auditors” means NAIC Group and any of its regulators, accountants, auditors or third party consultants.

(77)	“NAIC Competitor” means those competitors listed on Exhibit 11, as amended by NAIC from time to time.

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(78)	“NAIC Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow Cognizant Group to use (a) the NAIC IP and NAIC Hardware, (b) any assets owned or leased by NAIC Group and (c) the services provided for the benefit of the Service Recipients under NAIC Group’s third party services contracts, in each case, as necessary to provide the Services.

(79)	“NAIC Data” means all data or information regarding NAIC Group, the businesses of NAIC Group, or NAIC Group clients, employees, former employees, distribution partners, agents, customers (including their beneficiaries), suppliers, contractors, other third parties doing business with NAIC Group, third party administrators and recipients of NAIC Group’s services, either directly or indirectly, such as employees of NAIC Group customers, plan participants, members, dependents, beneficiaries and similarly situated persons (a) submitted to Cognizant Group by NAIC Group or the Service Recipients, (b) obtained, developed, processed or produced by Cognizant Group (other than data internal to Cognizant Group, such as individual performance data for the members of the Service Delivery Organization and security logs retained by Cognizant) or (c) accessed by Cognizant Group in connection with the Services.

(80)	“NAIC Data Safeguards” means NAIC Policies applicable to data security.

(81)	“NAIC Group” means NAIC and any Affiliates of NAIC that receive the Services, either individually or collectively, as the context demands.

(82)	“NAIC Hardware” means the Hardware leased or owned by a member of NAIC Group that is used by a member of Cognizant Group to provide the Services.

(83)	“NAIC Indemnified Parties” means NAIC, its Affiliates and the officers, directors, employees, successors and permitted assigns of NAIC and its Affiliates.

(84)	“NAIC IP” means IP that is licensed or owned by NAIC Group or an NAIC Agent (other than the Cognizant IP) that is used by Cognizant in connection with the Services, including the Software set forth in an SOW and indicated as “NAIC” Software.

(85)	“NAIC Policies” means NAIC Group’s policies, standards and procedures listed (a) in Exhibit 8 (and as such policies are set forth on NAIC Group’s internal website), (b) with respect to any additional NAIC Policies applicable to a specific SOW, in such SOW and (c) as NAIC Group otherwise provides or makes available to Cognizant Group from time-to-time in a written or electronic format. On the first Business Day of each month, Cognizant Group shall review whether the NAIC Policies have been updated by checking the first page of each policy for announcements that such policy has been updated. If an NAIC Policy has been updated and compliance with such update is required before the first Business Day of the following month, NAIC Group shall provide notice of such update to Cognizant.

(86)	“NAIC Privacy Policies” means NAIC Policies with respect to data privacy.

(87)	“NAIC Record Retention Policies” means NAIC Policies with respect to record retention.

(88)	“NAIC Senior Executive” has the meaning set forth in the applicable SOW.

(89)	“NAIC Service Delivery Manager” has the meaning set forth in the applicable SOW.

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(90)	“NAIC Service Location” means any premises owned, leased or used by NAIC Group and identified in an applicable SOW, at which NAIC Group may (to the extent set forth in such SOW) provide space for Service Delivery Organization members to provide Services.

(91)	“Other Supplier” means any third party providing services to NAIC or its Affiliates.

(92)	“Parties” means NAIC Group and Cognizant Group.

(93)	“Party” means either NAIC Group or Cognizant Group.

(94)	“PHI” means “protected health information” as defined in 45 C.F.R. § 160.103.

(95)	“Physically Segregated Area” means a separate walled-off space within the applicable Service Location, with controlled access only available to members of the Service Delivery Organization.

(96)	“PII” means information or data that (a) identifies an individual, including by name, signature, address, telephone number or other unique identifier, (b) that can be used to identify or authenticate an individual, including passwords, PINs, biometric data, unique identification numbers (e.g., social security numbers), answers to security questions or other personal identifiers or (c) is PHI.

(97)	“Procedures Manual” means the documentation of the procedures that will be followed to implement and manage the MSA, the applicable SOW and the overall relationship in accordance with the structure set forth in Exhibit 12.

(98)	“Recovery Time Objective” means the time period within which Cognizant Group is required to restore a Service in the event of a Business Continuity Event or Force Majeure Event, as such time is set forth in the applicable SOW.

(99)	“Related Documentation” means, with respect to Software, all materials, documentation (including control documentation utilized in connection with an audit), specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software, but excluding any source code.

(100)	“Relief Event” has the meaning set forth in Section 3.17.

(101)	“Service Delivery Organization” means the personnel of Cognizant Group (including, for clarity, Cognizant Agents) who provide the Services.

(102)	“Service Level Credits” has the meaning set forth in Exhibit 2.

(103)	“Service Level Default” has the meaning set forth in Exhibit 2.

(104)	“Service Levels” means the service levels and standards for the performance of the Services as set forth in the applicable SOW.

(105)	“Service Locations” means the NAIC Service Locations and Cognizant Service Locations.

(106)	“Service Problem” has the meaning set forth in Section 6.02.

(107)	“Service Problem Dispute” means any dispute between Cognizant Group and an Other Supplier regarding the allocation of responsibility for an issue or Service Problem.

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(108)	“Service Recipient” means (a) NAIC Group, (b) NAIC Agents and (c) such other entities (including NAIC Group’s customers, NAIC Group’s customers’ employees (including their beneficiaries) and agents and other third parties providing goods or services to or purchasing goods or services from NAIC Group) designated in an SOW or by notice from NAIC to Cognizant Group, from time-to-time, to receive the Services.

(109)	“Services” means the Designated Services, Termination Assistance Services, Implementation Services and any other services, functions and responsibilities the Parties agree shall be provided under this Agreement.

(110)	“Service Taxes” means all sales, use, lease, service, value-added, excise, consumption, stamp duty and other such other taxes and duties that are assessed against any party to this MSA or an SOW by a Tax Authority on the provision of the Services as a whole or on any particular Service received by any Service Recipient from Cognizant Group, other than any Excluded Taxes.

(111)	“Software” means the object code and source code versions of any applications, programs, operating system software, computer software languages, utilities, tools, machine readable texts and files and other computer programs, in whatever form or media (including the tangible media upon which such are recorded or printed), including all corrections, improvements, updates and releases thereof.

(112)	“SOW” has the meaning set forth in Section 1.05(2).

(113)	“SOW Effective Date” has the meaning set forth in the applicable SOW.

(114)	“SOW Term” has the meaning set forth in Section 19.01(2).

(115)	“Step-In Date” has the meaning set forth in Section 21.01.

(116)	“Step-Out Date” has the meaning set forth in Section 21.02(3).

(117)	“Step-Out Notice” has the meaning set forth in Section 21.02(1).

(118)	“Step-Out Plan” has the meaning set forth in Section 21.02(2).

(119)	“System” means the Software and Hardware used to provide the Services.

(120)	“Tax Authority” means any Governmental Authority or other fiscal, revenue, customs or excise authority, body or official competent to impose, collect or assess tax.

(121)	“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than any Excluded Taxes.

(122)	“Termination Assistance Period” means a period of time designated by NAIC, commencing on the date a determination is made that there shall be an expiration or termination of this MSA, an SOW, Tower or Service and continuing for up to 24 months after the effective date of such expiration or termination.

(123)	“Termination Assistance Services” has the meaning set forth in Section 19.15.

(124)	“Tower” means the segregation of the Designated Services into one or more commercial towers of services as set forth in an SOW.

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(125)	“Transfer Date” has the meaning set forth in Attachment H to the applicable SOW.

(126)	“Transferred Employee” has the meaning set forth in Attachment H to the applicable SOW.

(127)	“Virus” means any malicious code, defect, component, programs or other internal components (e.g., computer “virus”, computer “worm”, computer time bomb, “Trojan horse”, “back door” or similar component).

(128)	“VRA Process” means the NAIC vendor risk assessment process.

(129)	“Write Off” has the meaning set forth in Exhibit 9.

Section 1.02 References.

(1)	References to this MSA include the Exhibits hereto; references to the Exhibits to this MSA include any Attachments thereto; references to an SOW include any Attachments thereto; and references to the Attachments to an SOW include any Schedules thereto.

(2)	Except where otherwise indicated: (a) references in this MSA (exclusive of the Exhibits) to Articles, Sections or Exhibits are to Articles or Sections of, or Exhibits to, this MSA (exclusive of the Exhibits).

(3)	References in this Agreement to any Law means such Law as changed, supplemented, amended or replaced.

(4)	References in this Agreement to, and mentions of, the word “include”, “including” or the phrases “e.g.” or “such as” means “including, without limitation”.

(5)	References in this Agreement to “day”, “week”, “quarter” or “year” refer to a calendar day, week, quarter or year respectively, unless otherwise indicated.

(6)	$ or “dollars” refers to United States dollars.

(7)	Except where otherwise indicated, all references in this MSA to an SOW means the SOW under which the applicable Services are provided.

Section 1.03 Headings. The Article and Section headings, Table of Contents and Table of Exhibits are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

Section 1.04 Precedence. In the event of a conflict between the terms and conditions of this MSA and the terms and conditions of any SOW, the terms and conditions of this MSA shall prevail unless excluded or modified in accordance with Section 1.05(2). In the event of a conflict between the terms and conditions of this MSA (exclusive of the Exhibits) and the terms and conditions of any Exhibit, the terms and conditions of this MSA (exclusive of the Exhibits) shall prevail.

Section 1.05 Agreement Framework.

(1)	This MSA establishes the general terms and conditions applicable to Cognizant Group’s provision, and NAIC Group’s receipt of, Services.

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(2)	This MSA contemplates the future execution by NAIC Group and Cognizant Group of one or more statements of work for Services in the form set forth in Exhibit 1 (each such statement of work, an “SOW” and collectively, the “SOWs”). Each SOW shall be effective when executed by an authorized representative of NAIC and an authorized representative of Cognizant (or any member of Cognizant Group). The terms of this MSA shall be deemed to be incorporated into each SOW and the terms and conditions set forth in this MSA shall govern Cognizant’s provision of Services under an SOW, except for provisions in this MSA that are specifically excluded or modified in such SOW, which shall include a reference to the applicable Section in this MSA being excluded or modified; provided, however, that such exclusion or modification shall only be applicable to such SOW.

(3)	Each SOW shall contain, to the extent applicable: (a) a description of any technology to be developed or provided, any systems or operations to be supported or the Services to be performed by Cognizant; (b) the related tasks to be completed by NAIC Group and any third parties (other than Cognizant Agents); (c) a list of all Cognizant IP to be incorporated or embedded in, or that are necessary for the use, operation or maintenance of, the Deliverables, Systems or Services; (d) a description of the Deliverables to be produced by Cognizant Group, including the Acceptance Criteria for such Deliverables; (e) the performance and delivery schedule; (f) the Fees to be paid to Cognizant Group and a payment schedule; (g) the description of any Service Levels; (h) the Cognizant Service Locations; and (i) such additional information as the Parties may wish to include.

(4)	Cognizant Technology Solutions Corporation shall enter into a performance and financial guarantee on behalf of any member of the Cognizant Group entering into an SOW or performing Services under the Agreement in the form provided in Exhibit 6.

ARTICLE 2 IMPLEMENTATION SERVICES.

Section 2.01 Implementation Services. Cognizant Group shall perform the Implementation Services on or before the applicable Go-Live Date. Cognizant Group shall perform the Implementation Services in accordance with the dates set forth in the applicable Implementation Plan and without causing an unplanned interruption or disruption to the Designated Services or NAIC Group’s business that (1) results in any Loss to NAIC Group, (2) an inquiry by a Governmental Authority or (3) reputational damage to NAIC Group’s business. NAIC Group shall perform those obligations specifically identified as NAIC Group responsibilities in the Implementation Plan. The Implementation Plan may be modified from time to time pursuant to the Change Procedures.

Section 2.02 Acceptance of Deliverables. Each milestone identified in an Implementation Plan shall be subject to the acceptance procedures set forth in Exhibit 3.

Section 2.03 Critical Milestones.

(1)	If Cognizant Group fails to achieve a Critical Milestone, measured on a weekly basis, by the applicable Critical Milestone Completion Date, Cognizant shall promptly issue a credit note to NAIC in an amount equal to the applicable Milestone Credit associated with such Critical Milestone, and promptly issue a subsequent credit note to NAIC in an amount equal to the Milestone Credit associated with the achievement of such Critical Milestone for each additional week that Cognizant Group fails to achieve such Critical Milestone. NAIC’s right to obtain Milestone Credits described in this Section shall not limit NAIC’s right to recover other Losses incurred by NAIC as a result of such failure or to terminate the applicable SOWs; provided, however, that if NAIC collects other damages from Cognizant as a result of such failure, the amount of such other damages shall be reduced by the amount of Milestone Credits paid to NAIC for such failure, such that NAIC does not recover twice for the same Loss.

– NAIC Confidential –

(2)	NAIC may terminate this MSA, the applicable SOW, Tower or Service, upon notice to Cognizant, if Cognizant Group fails to achieve a Critical Milestone by the Critical Milestone Completion Date and fails to cure such failure within 15 Business Days after receipt of notice thereof, or such other period set forth in an applicable SOW.

(3)	In the event of a delay of 15 days or more in the successful completion of Critical Milestones, Cognizant shall be responsible for any additional actual reasonable costs incurred after such 15 day delay by NAIC Group as a result of such delay without prejudice to NAIC Group’s rights in Article 9.

Section 2.04 Implementation Governance. The Parties shall comply with the implementation governance procedures set forth in the applicable SOW.

ARTICLE 3 SERVICES.

Section 3.01 Services. Cognizant Group shall provide the Services to the Service Recipients in accordance with this Agreement. Cognizant Group shall cause the Services to be performed (1) with adequate numbers of qualified personnel (as to training, skill and experience), (2) in a good, professional and workmanlike manner, (3) consistent with industry standards and generally accepted practices and (4) with the experience and expertise necessary to provide the Services in accordance with this Agreement.

Section 3.02 Service Levels. Cognizant Group shall perform the Services in accordance with the applicable Service Levels. Cognizant Group’s performance against the Service Levels (including any credits resulting from such performance) shall be measured and assessed in accordance with the methodology set forth in Exhibit 2.

Section 3.03 Labor and Materials. Cognizant Group shall perform all work necessary to provide the Services in accordance with this Agreement. Except as explicitly provided in this MSA or an SOW, Cognizant Group shall furnish and pay for all labor, materials, services, facilities, equipment and computer resources (including the Cognizant IP and Cognizant Hardware) necessary to provide the Services and meet its obligations under this Agreement, excluding the NAIC IP to be furnished by NAIC Group. Cognizant Group shall keep the NAIC Service Locations and NAIC assets free of any liens arising from the acts or omissions of Cognizant Group.

Section 3.04 Procedures Manual.

(1)	The initial draft of the Procedures Manual shall be a Deliverable, subject to Acceptance, and, unless otherwise set forth in an SOW, shall be provided prior to the delivery of Designated Services under an SOW. The responsibilities of each Party with respect to the Services shall be clearly indicated within the document. The table set forth in Exhibit 12 provides the general organization and content of the Procedures Manual. Although not intended to replicate the MSA or an SOW, the Procedures Manual shall provide comprehensive documentation of the procedures that shall be followed to implement and manage each SOW.

(2)	Cognizant Group shall update and amend the Procedures Manual from time to time in order to reflect all changes to Cognizant Group’s operations and the then-current Services and to include any additional Services; provided, however, that Cognizant Group shall not update or amend the Procedures Manual without prior notice to the NAIC Senior Executive and the NAIC Service Delivery Executives whose Services are impacted, and approval by such NAIC Service Delivery Executives. As a minimum, Cognizant Group shall make such updates and amendments (a) at the end of each quarter, (b) after a material Change is made to the Services, (c) prior to the Go-Live Date of a new Service, (d) at the same time a material Change is made to the Services that affects the Business Continuity Plan or Disaster Recovery Plan and (e) at any time upon NAIC Group’s request. Cognizant Group shall deliver such updated Procedures Manual to NAIC for NAIC approval within a reasonable time, but in any event within 10 days after the applicable Change, quarter, period or NAIC Group request, or such other period agreed upon by the Cognizant Service Delivery Executive and NAIC Senior Executive in writing or by electronic mail.

– NAIC Confidential –

(3)	Cognizant Group shall perform the Services in accordance with the Procedures Manual; provided, however, that in no event shall the Procedures Manual decrease the scope or quantity of Services, increase the Fees or impose any obligation on NAIC Group or any Services Recipient that have been allocated to Cognizant Group under this Agreement. In the event of a conflict between the Procedures Manual and this Agreement, this Agreement shall govern.

Section 3.05 NAIC Architecture. Cognizant Group shall comply with the NAIC Architecture and any modifications to the NAIC Architecture. To the extent that such modifications materially increase or decrease Cognizant Group’s costs to provide the Services, the MSA Contracting Parties shall negotiate an equitable adjustment to the Fees with respect to such increased or decreased cost in accordance with the Change Procedures. If NAIC Group provides relief to Cognizant Group from performing the Services in compliance with a requirement of the NAIC Architecture, such relief shall only be valid if NAIC provides a written variance approved by the person(s) designated by NAIC. Otherwise, if Cognizant Group discovers or is notified of a failure to comply with the NAIC Architecture, Cognizant Group shall promptly: (1) notify NAIC; and (2) if Cognizant Group was responsible for the failure, investigate and cure such failure no later than 10 days after Cognizant Group first discovers or is notified of such failure, or such other period agreed upon by the Cognizant Executive and NAIC Senior Executive in writing or by electronic mail.

Section 3.06 NAIC Policies. Cognizant Group shall comply with the NAIC Policies and any modifications to the NAIC Policies. To the extent that such modifications materially increase or decrease Cognizant Group’s costs to provide the Services, the MSA Contracting Parties shall negotiate an equitable adjustment to the Fees with respect to such increased or decreased cost in accordance with the Change Procedures. If NAIC Group provides relief to Cognizant Group from performing the Services in compliance with a requirement of the NAIC Policies, such relief shall only be valid if NAIC provides a written variance approved by the person(s) designated by NAIC. Otherwise, if Cognizant Group discovers or is notified of a failure to comply with the NAIC Policies, Cognizant Group shall promptly: (1) notify NAIC; and (2) if Cognizant Group was responsible for the failure, investigate and cure such failure no later than 10 days after Cognizant Group first discovers or is notified of such failure, or such other period agreed upon by the Cognizant Service Delivery Executive and NAIC Senior Executive in writing or by electronic mail.

Section 3.07 Knowledge Sharing. Cognizant Group shall: (1) explain and review the procedures set forth in the Procedures Manual with NAIC Group at least once every quarter; and (2) upon NAIC Group’s request, assist NAIC Group subject matter experts (as designated by NAIC Group) in understanding the performance of the Services, including attending meetings with NAIC Group or, subject to the confidentiality obligations set forth in Article 13, its designee to the extent necessary for such designee to provide services to NAIC Group.

– NAIC Confidential –

Section 3.08 Inspections and Monitoring. Subject to the provisions set forth in Section 12.06, NAIC Group shall have the right to (1) inspect all Service Locations and to observe any Service Delivery Organization member as he or she performs the Services and (2) review upon reasonable prior notice all Systems, NAIC Data, training materials, job aids and other materials utilized in providing the Services. With respect to any interactions with a Service Recipient, NAIC Group shall have the right to monitor such interactions, electronically, remotely or otherwise. In addition, NAIC Group shall have the right to intervene with respect to any interaction between Cognizant Group and a Service Recipient.

Section 3.09 Reports and Data Feeds. Cognizant Group shall provide the reports specified in this MSA, Exhibit 2 and any SOWs. To the extent Cognizant Group holds electronically any NAIC Data used to provide the Services, Cognizant Group shall at all times provide NAIC Group with real time access to such NAIC Data.

Section 3.10 Training, Instruction and Related Support. No more than two times each year, upon the request of NAIC, Cognizant Group shall provide to NAIC Group training and instruction, for up to 10 NAIC Group employees, by experienced, duly qualified instructors designed to provide such employees with sufficient knowledge: (1) to operate and utilize the Deliverables and the Services in the NAIC Group business environment and operations; and (2) to understand and provide the Services (and to understand and operate the systems used to provide such Services) after expiration or termination of the applicable SOW, Tower or Service. Such training shall be provided at Cognizant Group’s cost; provided, however, that if such training is to take place in the U.S. and NAIC Group requests that a member of the Service Delivery Organization who is not located in the U.S. (or will not otherwise be in the U.S. at the time of the training) provide such training, then NAIC Group shall, subject to Section 9.02(3), reimburse Cognizant Group for such member’s travel expenses. In the event NAIC requests training and instruction more than two times in a year or for more than 10 NAIC Group employees, Cognizant Group shall provide such training and instruction in accordance with the rates set forth in the applicable SOW.

Section 3.11 New or Improved Technology or Business Process. Cognizant Group shall: (1) jointly with NAIC Group, identify cost-efficient methods to implement technology changes and proven methodologies and implement technology changes and proven methodologies in accordance with the Change Procedures; (2) maintain a level of technology, in a manner consistent with other top tier business process outsourcing service providers, such that NAIC Group is in a position to take advantage of technological advances relating to the Services; (3) provide to NAIC Group any information processing technology developments, including new developments in Software and Hardware that could reasonably be expected to have an impact on NAIC Group’s business for NAIC Group’s evaluation in connection with the Services; (4) to the extent Cognizant Group establishes an advisory board or other group for the purpose of evaluating and setting policy with regard to then-existing technology and available upgrades applicable to the Services and such advisory board or other group includes client representatives, permit NAIC to have at least one representative (to be selected by NAIC) on such advisory board or other group; and (5) upon NAIC Group’s request, meet with NAIC Group at least once during every 180-day period during the MSA Term to inform NAIC Group of any new information processing technology or business process Cognizant Group is developing or technology or process trends and directions of which Cognizant Group is otherwise aware that could reasonably be expected to have an impact on NAIC Group’s business.

Section 3.12 Continuous Improvement and Best Practices. Cognizant Group shall on a continuous basis (1) use commercially reasonable efforts to identify ways to improve the Service Levels from the perspective of NAIC Group and (2) identify, seek NAIC approval for and, after obtaining NAIC approval, apply in accordance with the Change Procedures proven techniques and tools from other installations and organizations within its operations that would benefit NAIC Group operationally or financially. Cognizant Group shall, from time to time, include updates with respect to such improvements, techniques and tools in the reports provided to NAIC Group pursuant to this Agreement. Cognizant Group shall consider in good faith NAIC Group suggestions and proposals for such improvements, techniques and tools. Cognizant Group shall make available to NAIC Group all enhancements or new features to the Services that Cognizant Group generally makes available to Cognizant Group’s other customers: (a) at no additional charge to NAIC, if such enhancements or features are typically provided to Cognizant Group’s other customers at no additional charge; or (b) if such enhancement or feature is typically provided at an additional charge to Cognizant’s other customers, at such additional charge; provided, however, that such additional charge is no more than the charge to Cognizant’s other customers and reflects a discount to Cognizant Group’s standard charges that is consistent with the level of discount reflected in the fees under the applicable SOW.

– NAIC Confidential –

Section 3.13 Satisfaction Survey. Under each SOW, the Parties shall semi-annually conduct a satisfaction survey designed to measure NAIC Group’s satisfaction level with the Services. The Parties shall promptly (but in no case later than 90 days after the applicable SOW Effective Date) negotiate and agree upon a form of satisfaction survey.

Section 3.14 Acceptance of Deliverables. Each Deliverable developed or otherwise provided by Cognizant Group as part of the Services shall be subject to the acceptance procedures set forth in Exhibit 3.

Section 3.15 Exit Plan. In accordance with Exhibit 5 and with respect to each SOW, no later than 90 days after the first applicable Go-Live Date, Cognizant Group shall deliver to NAIC the Exit Plan, by SOW and Tower, for NAIC’s review and approval, in accordance with the acceptance procedures set forth in Exhibit 3. Cognizant Group shall update such Exit Plan no later than 90 days after each subsequent Go-Live Date under such SOW. Upon NAIC’s request, Cognizant Group shall provide a copy of such updated plan to NAIC for review and comment. If Cognizant Group fails to develop, update or maintain the Exit Plan in accordance with this Section, then within 10 Business Days after NAIC’s request, the Cognizant Executive shall travel, at Cognizant Group’s cost and expense, to the location designated by NAIC Group to meet with NAIC Group to discuss the reason for such failure.

Section 3.16 Divestiture and Acquisition.

(1)	If an entity or business unit of NAIC Group is divested, in whole or in part, NAIC may elect (a) to reduce the volume of Services (and any related commitments thereto) provided to NAIC Group by the volume of the Services that was provided to such divested entity or business unit (in whole or in part) or (b) to have Cognizant Group continue to provide the Services to such divested entity or business unit (or purchaser thereof), in whole or in part, in accordance with the then-existing terms and charging methodologies for the Services, for a period not to exceed the lesser of (i) 24 months from the effective date of such divestiture and (ii) the remainder of the applicable SOW Term and any Termination Assistance Period, and, at the end of such period, to reduce the volume of Services (and any related commitments thereto) provided to NAIC Group by the volume of the Services that was provided to such divested entity or business unit, in whole or in part. During such period, NAIC shall remain responsible for all acts and omissions of such divested entity or business unit, including compliance or any non-compliance with the terms of this Agreement. After such divested entity’s or business unit’s divestiture from NAIC, NAIC may continue to exercise on behalf of such divested entity or business unit (or purchaser thereof) any rights NAIC has, or such divested entity or business unit had, under this Agreement prior to such divested entity’s or business unit’s divestiture during the period of time that such divested entity or business unit continues to receive the Services. If implementation services are required in order to commence providing Services to such divested entity or business unit, in whole or in part, Cognizant Group shall provide such Services as requested by NAIC and Cognizant Group shall complete such implementation services within the agreed upon timeframes. The fees for such implementation services shall be calculated using the rates set forth in the applicable SOW and the number of hours to provide such implementation services shall be agreed by the MSA Contracting Parties in accordance with the Change Procedures.

– NAIC Confidential –

(2)	In the event that NAIC or any of its Affiliates acquires an entity or business, in whole or in part, NAIC may elect to have Cognizant Group provide some or all of the Services to such acquired entity or business, in whole or in part, in accordance with the then-existing terms and charging methodologies for such Services. If implementation services are required in order to commence providing Services to the acquired entity or business, in whole or in part, Cognizant Group shall provide such Services as requested by NAIC and Cognizant Group shall complete such implementation services within the agreed upon timeframes. The fees for such implementation services shall be calculated using the rates set forth in the applicable SOW and the number of hours to provide such implementation services shall be agreed by the MSA Contracting Parties in accordance with the Change Procedures.

Section 3.17 Relief Event. Cognizant Group shall be excused for its non-performance of an obligation under this Agreement for as long as, and to the extent, Cognizant Group’s performance of such obligation is directly prevented by (1) the failure of NAIC Group or an NAIC Agent to perform any of its obligations under this Agreement (including, subject to a root cause analysis, a failure of a system provided by NAIC Group or an NAIC Agent to perform in accordance with the requirements set forth in an SOW, provided such failure is not due to an act or omission of Cognizant or its Affiliates); (2) a written or electronic agreement between the Cognizant Service Delivery Executive and NAIC Senior Executive to re-direct resources or priorities other than in the ordinary course of the Services (provided, however, that the Cognizant Service Delivery Executive notifies the NAIC Senior Executive prior to such agreement that such re-direction or re-prioritization shall cause such non-performance); or (3) incorrect or incomplete information provided by a third party that could not have been identified as incorrect or incomplete in connection with Cognizant Group’s performance of the Services or the exercise of reasonable judgment (a “Relief Event”); provided, however, that Cognizant Group (a) demonstrates the basis for the Relief Event was the primary cause of such non-performance, (b) uses commercially reasonable efforts to mitigate the impact of such Relief Event, (c) continues to use commercially reasonable efforts (including emergency fixes and workarounds) to perform such obligation and (d) provides NAIC Group notice of such non-performance describing in reasonable detail the nature of such non-performance as soon as possible after Cognizant Group (i) knows of such non-performance, but in no event later than one Business Day after Cognizant Group has such knowledge or (ii) should have known of such non-performance in which case Cognizant Group shall not be excused until after it provides notice of the non-performance.

ARTICLE 4 SERVICE DELIVERY ORGANIZATION.

Section 4.01 Service Delivery Organization Members.

(1)	All Service Delivery Organization members shall possess the training, skills and qualifications agreed upon by the MSA Contracting Parties and otherwise necessary to properly perform the Services.

(2)	Before assigning any individual to the Service Delivery Organization, Cognizant Group shall, at a minimum, conduct, in compliance with all applicable Laws, an educational and prior work experience background check on each such individual (provided, however, that Cognizant Group shall not conduct, and shall not be required to conduct, such checks with respect to the Transferred Employees, prior to employment of such Transferred Employees). Cognizant may, in its sole discretion, conduct a background check of a Transferred Employee after such individual’s employment with Cognizant. Such background check shall include (a) verifying each such individual’s identification through original documentation, educational degrees or diplomas earned through original documentation or confirmation from the applicable educational institution and prior employment history through original documentation or confirmation from the applicable employer for the previous seven years and (b), if required by Law or NAIC Policy, conducting a criminal background check, including facilitating the fingerprinting of such individual. Cognizant Group shall obtain the consent of any individual prior to performing the background checks described in this Section. Other than the Transferred Employees, Cognizant Group shall not assign any individual to the Service Delivery Organization (i) whose background check is not consistent with the information provided by such individual or such individual’s previous employer, (ii) who has been convicted of, pled guilty or nolo contendere to a crime involving breach of trust, dishonesty, injury or attempted injury to any property or person or (iii) who refuses to provide consent with respect to Cognizant Group’s or NAIC Group’s, as applicable, performance of the background checks described in this Section. Cognizant Group shall (A) maintain a copy of such background checks during the applicable SOW Term, (B) certify Cognizant Group’s compliance with this Section 4.01(2) to NAIC Group upon NAIC Group’s request and (C) if required by Law or upon a Governmental Authority request, shall provide NAIC Group with such copy for its review. Notwithstanding the above, in the event Cognizant Group becomes aware that a Transferred Employee does not meet any of the above criteria, Cognizant Group will notify the NAIC Senior Executive of such fact and, unless the NAIC Senior Executive consents to such Transferred Employee remaining on the account, promptly remove such Transferred Employee from the account. In addition, Cognizant Group shall ensure that all Service Delivery Organization members performing Services in the United States are legally authorized to work in the United States and free from any legal or contractual restraints prohibiting working or the exercise of skills, including employment agreements or non-competition agreements with other or former employers.

– NAIC Confidential –

(3)	All members of the Service Delivery Organization shall be dedicated full-time to providing the Services, except (a) as indicated in the applicable SOW, (b) with respect to the Cognizant Senior Executive, Cognizant Executive, Cognizant Finance Manager, and Cognizant Service Delivery Executive (as defined and to the extent indicated in the applicable SOW), (c) with respect to temporary Service Delivery Organization members used to provide subject matter expertise concerning isolated issues, (d) with respect to the Critical Individuals used for sales calls and other limited client pursuit activities or (e) otherwise approved by NAIC.

(4)	Cognizant Group shall provide NAIC Group with a list of all Service Delivery Organization members providing the Services and a personnel organization chart regarding such Service Delivery Organization (a) each month, (b) upon any change in the Service Delivery Organization and (c) as otherwise requested by NAIC Group.

(5)	Cognizant Group personnel located at an NAIC Service Location may not provide services to any other Cognizant Group customer other than NAIC Group from such NAIC Service Locations. Cognizant Group shall notify NAIC after dismissing, reassigning or the voluntary resignation of any Service Delivery Organization member. Such notice shall be provided immediately if such dismissal or reassignment is for cause and in all other cases, as soon as possible, but no later than 24 hours after such dismissal, reassignment or voluntary resignation.

(6)	Cognizant Group shall ensure that each member of the Service Delivery Organization complies with (a) the confidentiality provisions of this Agreement, both during and after the MSA Term, (b) the provisions of this Article and (c) while such member of the Service Delivery Organization is at any NAIC facility, the facility’s policies, codes of conduct and safety requirements applicable to such NAIC facility as are made available to such members or Cognizant Group in written or electronic format. Prior to assigning an individual to the Service Delivery Organization, Cognizant Group has caused, or shall cause, such individual to enter into a non-disclosure and assignment of IP and other proprietary rights agreement no less protective than the form set forth in Exhibit 7.

– NAIC Confidential –

Section 4.02 Key Individuals.

(1)	Cognizant Group shall assign the Key Individuals to the Service Delivery Organization. Key Individuals shall be dedicated to performing the Services for the period of time and level of dedication set forth in the applicable SOW, subject to the limitations set forth in this MSA.

(2)	Before assigning any Key Individual, whether as an initial assignment or as a replacement, Cognizant Group shall: (a) notify NAIC of the proposed assignment; (b) introduce the individual to appropriate representatives of NAIC Group and permit such representatives to interview such individual; (c) provide NAIC Group with a resume and any other information available to Cognizant Group regarding the individual that may be requested by NAIC Group; and (d) obtain NAIC’s approval for such assignment. If NAIC does not approve such individual, Cognizant Group shall as soon as reasonably possible propose a replacement to NAIC Group in accordance with this Section. Cognizant Group shall provide NAIC Group with an updated list of all Key Individuals at least quarterly after the applicable SOW Effective Date and otherwise upon request by NAIC.

(3)	The initial individuals assigned to be a Key Individual shall not be replaced or reassigned for 24 months from the SOW Effective Date; provided, however, that Cognizant Group may replace such Key Individual if: (i) the NAIC Senior Executive consents to such reassignment or replacement, including by agreeing to a plan to transition roles from on-shore to off-shore; or (ii) such Key Individual (A) voluntarily resigns from, or is dismissed by, Cognizant Group, (B) fails to perform his or her duties and responsibilities under this Agreement, (C) dies, is disabled or is placed on long-term medical leave or (D) is placed on long-term leave due to family considerations. In such case, the replacement for such initial individual (in accordance with this Section) shall be assigned to be a Key Individual for the longer of the remaining initial 24 months and 12 months. In addition, if a Key Individual is unable to perform the Services due to family considerations for a period greater than three weeks, Cognizant Group may provide a temporary replacement for such Key Individual (in accordance with this Section) until such time as the original Key Individual is able to perform the Services again. All subsequent individuals assigned to be a Key Individual shall not be replaced or reassigned for 12 months (subject resignation for the reasons stated above). In no event shall Cognizant Group replace more than one-quarter of the total number of Key Individuals during any rolling 60-day period during the applicable SOW Term.

Section 4.03 Critical Individuals.

(1)	Cognizant Group shall not replace or reassign any Critical Individual for a period of 24 months from the Go-Live Date of the applicable Services to be performed by such Critical Individual (or, if the Critical Individual is not identified in Attachment D to an SOW, but is assigned to a project, until Acceptance by NAIC Group of the project (or, if Acceptance is not required, completion of the project) provide such period is not more than 24 months from the SOW Effective Date); provided, however, that Cognizant Group may replace such Critical Individual if: (a) the NAIC Senior Executive consents to such reassignment or replacement including by agreeing to a plan to transition roles from on-shore to off-shore; or (b) such Critical Individual (i) voluntarily resigns from, or is dismissed by, Cognizant Group, (ii) fails to perform his or her duties and responsibilities under this Agreement, (iii) dies, is disabled or is placed on long-term medical leave or (iv) is placed on long-term leave due to family considerations. In addition, if a Critical Individual is unable to perform the Services due to family considerations for a period greater than three weeks, Cognizant Group shall be relieved of its obligation to cause such Critical Individual to provide services until such time as such Critical Individual is able to resume performance of the Services. In no event shall Cognizant Group replace more than one-quarter of the total number of Critical Individuals during any rolling 60-day period during the applicable SOW Term.

– NAIC Confidential –

(2)	NAIC may select up to 20 Critical Individuals that Cognizant Group shall not assign to the account of any NAIC Competitor without NAIC Group’s consent (a) while such Critical Individual is assigned to the NAIC Group account and (b) for a period of six months following the date that such Critical Individual is removed from, or ceases to provide Services in connection with, the NAIC Group account.

Section 4.04 Replacements.

(1)	Upon notice from the NAIC Senior Executive, Cognizant Group shall promptly remove any Service Delivery Organization member; provided, however, that in the event the NAIC Senior Executive requests removal of a Service Delivery Organization member because of such individual’s tortious conduct, illegal conduct or moral turpitude, Cognizant Group shall remove such individual immediately upon receipt of the request from the NAIC Senior Executive. Notwithstanding the foregoing, NAIC agrees that it will not exercise its discretion to require the removal of any person on the basis of race, color, religion, national origin, sex, age, disability, sexual orientation or other characteristics protected by applicable Law.

(2)	Cognizant Group shall as soon as reasonably possible replace any Service Delivery Organization member who is terminated, resigns or otherwise ceases to perform the Services with an individual with similar qualifications to perform the Services and shall otherwise maintain backup and replacement procedures for the Service Delivery Organization to maintain continuity of the Services without adversely affecting the performance of the Services or Service Levels.

(3)	Unless otherwise agreed to by the MSA Contracting Parties in an SOW, Cognizant Group shall not invoice NAIC Group for, and NAIC Group shall have no obligation to pay any amounts with respect to, time to train any individual appointed to the Service Delivery Organization, including with respect to training for an individual replacing an individual who was removed from the Service Delivery Organization.

Section 4.05 Turnover. Cognizant Group shall ensure continuity of the Service Delivery Organization and shall maintain, unless otherwise set forth in an SOW, less than the turnover percentage set forth in the applicable SOW for the Service Delivery Organization at each Service Location in any rolling 12-month period during the applicable SOW Term. Should turnover at a Service Location exceed such percentage in any rolling 12-month period during the applicable SOW Term, Cognizant Group shall promptly provide NAIC with a remediation plan in accordance with its existing retention policies for NAIC’s review and approval, and promptly implement such plan, at its cost and expense, as approved by NAIC.

Section 4.06 Subcontracting.

(1)	Any Cognizant Agents requiring consent and pre-approved to perform the applicable Services shall be set forth in the applicable SOW.

– NAIC Confidential –

(2)	Except as provided in an SOW, Cognizant shall not subcontract or delegate performance of the Services or obligations under this Agreement, including to any successor to a Cognizant Agent, without the consent of NAIC (in its sole discretion); provided, however, that Cognizant may subcontract or delegate performance of the Services or obligations under this Agreement without such consent to (a) a wholly-owned Affiliate of Cognizant Technology Solutions Corporation, (b) a non-wholly owned Affiliate of Cognizant Technology Solutions Corporation, if such ownership structure is solely due to a requirement of Law and (c) natural persons who are independent contractors, provided that such independent contractors consist of a de minimus portion of the Service Delivery Organization.

(3)	No subcontracting or delegation shall release Cognizant Group from its responsibility for its obligations under this Agreement and Cognizant shall be responsible for all acts and omissions of the Cognizant Agents, including compliance or any non-compliance with the terms of this Agreement. Cognizant Group shall be responsible for all payments to the Cognizant Agents. Cognizant shall ensure that any entity to which Cognizant Group subcontracts or delegates any performance of the Services or any obligations under this Agreement complies with this Agreement.

(4)	To the extent any Cognizant Agent is providing the Services, or performing any other obligation of Cognizant Group under this Agreement, use of the term “Cognizant Group” shall include such Cognizant Agent. The inclusion of Cognizant Agent within the definition of “Cognizant Group” does not cause any Cognizant Agent to be a party to this MSA or the applicable SOW (or be part of the term “MSA Contracting Party”).

ARTICLE 5 SERVICE LOCATIONS.

Section 5.01 Service Locations. Cognizant Group shall provide the Services under an SOW from the Service Locations as set forth in such SOW. In the event that Cognizant Group provides Services from any NAIC Service Locations, Cognizant Group’s use of any such NAIC Service Location shall be subject to the facility use terms set forth in Exhibit 4. Provision of any Services from any other service location, as well as any additional Service to be performed from an approved Service Location, must be approved in advance by NAIC (in its sole discretion); provided, however, that such approval shall not be required (but prior notice shall be required) if the other service location is a building within a contiguous corporate campus that contains an existing Cognizant Service Location. If NAIC rejects any proposed service location, it shall provide the reason for such rejection. If Cognizant Group requests a relocation to, or use of, another services location, any incremental cost and expense reasonably incurred by NAIC Group as a result of such relocation or use shall be reimbursed by Cognizant Group to NAIC Group. In addition, Cognizant Group’s consolidation of any Service Locations, and any other closure of any Service Location by Cognizant Group, must be approved in advance by NAIC and any incremental cost and expense reasonably incurred by NAIC Group as a result of consolidation or closure of any Service Location shall be reimbursed by Cognizant Group to NAIC Group. In the event NAIC Group requests that Cognizant Group provide any Services from any other service location, Cognizant Group shall relocate the provision of such Services in accordance with such request, and any incremental cost and expense reasonably incurred by Cognizant Group as a result of relocation to, or use of, another such service location shall be reimbursed by NAIC Group to Cognizant Group; provided, however, that any incremental cost and expense reasonably incurred by NAIC Group as a result of a relocation due to a NAIC Group request based on the following shall be reimbursed by Cognizant Group to NAIC Group: (1) work being performed from a location not approved in accordance with this Section, (2) Cognizant Group’s breach of a material obligation under this Agreement that can only be remedied by relocation or (3) the directive of a Governmental Authority.

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Section 5.02 Cognizant-furnished Space. Cognizant Group shall, at the Cognizant Service Locations, furnish office space for NAIC Group, including associated services (e.g., telephone), supplies and equipment in accordance with Exhibit 4 and the applicable SOW.

Section 5.03 NAIC Service Locations Identification Credentials. Assignment of individuals in the Service Delivery Organization to a NAIC Service Location may, at NAIC Group’s discretion, require such individuals to carry NAIC Group’s identification credentials, which shall be surrendered upon demand or completion of such individual’s services. The identification credentials shall be used only as directed by NAIC Group. Cognizant Group shall be liable for any unauthorized use of the identification credentials by the Service Delivery Organization. If an individual who has been given NAIC Group identification credentials leaves Cognizant Group’s employment or ceases to perform the Services, for cause (or other similar reason), Cognizant Group shall immediately identify such individual to NAIC Group and return such individual’s identification credentials to NAIC Group. In all other instances, Cognizant Group shall identify such individual within 24 hours to NAIC Group and promptly return the identification credentials. In the event such identification credentials are not returned within such time, Cognizant Group shall promptly provide a written explanation to NAIC Group.

Section 5.04 Security at Cognizant Service Locations. Subject to this Section, Cognizant shall cause the Services to be provided from offices in a Physically Segregated Area within each Service Location. No services shall be provided to any third party from within such Physically Segregated area of any such Cognizant Service Location. If the number of Service Delivery Organization members to provide Services under the Agreement from a Service Location (including Service Delivery Organization members located in any buildings within a contiguous corporate campus that contains such Service Location) is projected to be less than 50 individuals and placing such employees in a Physically Segregated Area would have a material cost to Cognizant, then Cognizant shall specify in the applicable SOW the cost for providing such Physically Segregated Area, which cost shall be borne by NAIC unless NAIC agrees to waive the requirement of a Physically Segregated Area. With respect to physical security at the Service Locations, Cognizant Group shall comply with industry best practices, NAIC Policies on physical security and such other requirements set forth in Section 8.04.

Section 5.05 NAIC Competitors. Cognizant Group shall not provide services to any NAIC Competitor from the Physically Segregated Area.

ARTICLE 6 COOPERATION WITH OTHER SUPPLIERS.

Section 6.01 Cooperation with Other Suppliers.

(1)	Cognizant Group shall cooperate with any Other Supplier, to the extent required for Cognizant Group to provide the Services in accordance with this Agreement or to the extent required for such Other Supplier to provide its services to NAIC Group, in each case, without materially impacting Cognizant Group’s then-current delivery model. Such cooperation shall include:

(a)	provision of requested and applicable written information concerning the Services, data and technology used in providing the Services including information regarding the operating environment, system constraints and other operating parameters;

(b)	reasonable assistance and support to the Other Suppliers;

(c)	reasonable access to Cognizant Group and NAIC Group Systems and architecture configurations associated with the Services, to the extent reasonably requested by Other Suppliers; and

– NAIC Confidential –

(d)	subject to Section 7.02, access to and use of the Cognizant IP and Cognizant Hardware to the extent reasonably requested by Other Suppliers;

provided, however, that provision of such information, assistance, support and access shall be subject to such Other Supplier being bound by confidentiality provisions consistent with those in this Agreement and complying with Cognizant Group’s security policies, to the same extent such policies are applicable to NAIC Group under this Agreement.

(2)	In the event that Cognizant Group materially breaches any of its obligations set forth in this Article, and as a result thereof NAIC Group is required to pay any reasonable additional amount to any Other Supplier, then Cognizant Group shall reimburse NAIC Group for any such additional amount NAIC Group is required to pay to such Other Supplier. Such reimbursement shall not limit NAIC Group’s right to recover in accordance with this Agreement, other damages incurred by NAIC Group as a result of such failure; provided, however, that any damages awarded as a result of such additional recovery shall be offset by the amount of any such reimbursement to NAIC Group in connection with such breach to the extent that such additional recovery is for the same Loss for which NAIC Group was reimbursed pursuant this Section 6.01(2).

Section 6.02 Cooperation on Service Problems. Cognizant Group shall cooperate with the Other Suppliers and NAIC Group to establish the root cause of any failure (each such failure, a “Service Problem”). To the extent the root cause of a Service Problem falls within the responsibility of Cognizant Group or any of the Other Suppliers to correct, each shall provide to the others, as requested, reasonable assistance and support regarding the resolution of the Service Problem. NAIC Group shall use commercially reasonable efforts to cause Other Suppliers to cooperate with Cognizant Group in a manner consistent with this Article. Subject to Section 6.03, in no event shall such assistance and support affect the overall allocation of responsibility between Cognizant Group and the Other Suppliers regarding (a) Cognizant Group’s performance of its obligations under this Agreement (including Cognizant Group’s performing the Services in accordance with the Service Levels) and (b) any Other Supplier’s obligations relating to NAIC Group. Cognizant Group shall not be responsible for performing the Other Suppliers’ obligations to NAIC Group.

Section 6.03 Disputes Related to Cooperation.

(1)	Cognizant Group shall use commercially reasonable efforts to resolve any Service Problem Dispute without NAIC Group’s intervention no later than five days after receipt of notice of such Service Problem Dispute.

(2)	If Cognizant Group and the Other Supplier are not able to resolve such Service Problem Dispute within such time period:

(a)	Cognizant Group shall: (i) promptly advise NAIC in writing of the Service Problem Dispute; (ii) provide information to NAIC concerning the Service Problem Dispute; and (iii) provide Cognizant Group’s recommendation for remedying the Service Problem Dispute. NAIC may request additional information concerning the Service Problem Dispute and require Cognizant Group and the Other Supplier to attend meetings to determine the appropriate resolution of the Service Problem Dispute; and

(b)	NAIC may direct either Cognizant Group or the Other Supplier to begin to perform any services necessary to cure the Service Problem based on NAIC’s reasonable belief regarding which party has responsibility to provide the disputed services. If NAIC directs Cognizant Group to perform such services, NAIC shall so inform Cognizant Group and Cognizant Group shall promptly commence performance of such services. Subject to Section 6.03(3), any such services performed by Cognizant Group shall be performed at no additional cost or expense to NAIC Group.

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(3)	If either MSA Contracting Party wishes to pursue further the resolution of the Service Problem Dispute, either MSA Contracting Party may submit the issue to the other MSA Contracting Party for resolution in accordance with the Dispute Resolution Procedures. Pending final adjudication of a dispute, Cognizant Group shall continue to perform the services in accordance with the terms of this Agreement. If it is determined through the Dispute Resolution Procedures that Cognizant Group is not responsible under this Agreement for curing the disputed Service Problem, NAIC shall compensate Cognizant Group (using the applicable rates set forth in the applicable SOW) for Cognizant Group’s performance of the services necessary to cure the Service Problem. If it is so determined that Cognizant Group is responsible under this Agreement for curing the disputed Service Problem, Cognizant Group shall refund any amounts paid by NAIC Group to Cognizant Group for Cognizant Group’s efforts to correct the disputed Service Problem.

ARTICLE 7 LICENSES AND PROPRIETARY RIGHTS.

Section 7.01 NAIC IP. To the extent Cognizant Group requires use of the NAIC IP in connection with providing the Services, NAIC grants Cognizant a global, royalty-free, non-exclusive, non-transferable license for Cognizant Group and Cognizant Agents to access, use and copy the NAIC IP (but only to the extent permitted by any applicable third party license agreement). Such license shall be only for the MSA Term and shall be limited to the extent necessary for Cognizant Group and Cognizant Agents to perform their obligations hereunder.

Section 7.02 Cognizant IP.

(1)	With respect to Cognizant IP that is embedded in any of Services or a Deliverable, Cognizant grants NAIC a global, perpetual, royalty-free, irrevocable, non-exclusive license for NAIC Group to access and use such Cognizant IP. Such license shall extend to third parties providing services to NAIC Group to the extent necessary for such services to be provided by such third parties to NAIC Group; provided, however, that such third parties are bound by confidentiality obligations similar to those of NAIC Group hereunder.

(2)	With respect to Cognizant IP that is not embedded in any Services or a Deliverable, but that is used by Cognizant in connection with its provision of the Services:

(a)	Cognizant shall grant (or procure the applicable third party rights and grant) a global, royalty-free, irrevocable, non-exclusive fully paid-up license to NAIC Group to access and use such Software during the SOW Term to the extent necessary for NAIC Group to receive the Services and such license shall extend to third parties providing services to NAIC Group to the extent necessary for such services to be provided by such third parties; provided, however, that such third parties are bound by confidentiality obligations similar to those of NAIC Group hereunder;

(b)	after the SOW Term, Cognizant Group: (i) shall not be required to license to NAIC Group any such Cognizant IP that is owned by Cognizant and has not been licensed to a third party, other than in connection with Cognizant’s provision of services to such third party; (ii) shall license to NAIC Group any such Cognizant IP that is owned by Cognizant Group and has been licensed to a third party (other than in connection with it provision of services to such third party), such license to be on terms and conditions at least as favorable as those offered to such third parties; and (iii) shall, with respect to any Cognizant IP that is third party IP, cause such third party to license such third party IP to NAIC Group on terms and conditions consistent with the licensing terms provided to Cognizant Group; provided, however, that Cognizant Group shall not be obligated to cause any such third party to license such third party IP to NAIC Group, if (x) prior to Cognizant Group’s use of such third party IP to provide the Services, Cognizant Group obtained NAIC’s consent to use such third party IP without such license rights after the SOW Term, (y) such third party IP is under an enterprise-wide license and is for back-office operations, or (z) is not used to provide the Services.

– NAIC Confidential –

Section 7.03 Developed IP.

(1)	Unless otherwise agreed to by the MSA Contracting Parties, NAIC shall own and have all right, title and interest in and to the Developed IP. Cognizant Group hereby irrevocably assigns, transfers and conveys to NAIC all of its right, title and interest in and to the Developed IP. Cognizant Group shall execute any documents (or take any other actions) as may be necessary, or as NAIC may request, to perfect the ownership of NAIC in the Developed IP. NAIC may designate another entity of NAIC Group for the ownership in this Section, in which case the references to NAIC in this Section shall be to such NAIC Group entity.

(2)	Cognizant shall cause each Deliverable that is Developed IP to: (a) after Acceptance by NAIC Group, and, in the event there is a warranty period in an SOW, during the applicable warranty period, (i) materially conform to and perform in accordance with the applicable Related Documentation, Acceptance Criteria and agreed-upon specifications, including operating in connection with the applicable NAIC Group systems and (ii) be provided on media that is free of defects in materials and workmanship, under normal use; (b) not contain any Virus or Disabling Code at the time of delivery (and Cognizant Group shall use commercially reasonable efforts not to introduce any Virus or Disabling Code into the NAIC Group Systems); and (c) not contain any Software that requires as a condition of its use, modification or distribution that such Software (or other Software incorporated into, derived from or distributed with such Software) be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge.

(3)	Cognizant Group shall provide NAIC Group with all Related Documentation (and other documentation that is IP) that is customarily provided with the applicable type of Services, Deliverable, Procedures Manual and Exit Plan and such Related Documentation (and other documentation that is IP) shall be accurate, current and complete and sufficient to enable an individual reasonably skilled in the applicable subject matter to use and maintain the Related Documentation without reference to any other person or materials.

Section 7.04 Consents, Approvals and Requests.

(1)	Cognizant Group shall, at its cost and expense, obtain, maintain and comply with the Cognizant Consents, if any. NAIC Group shall comply with the Cognizant Consents. In the event Cognizant Group is unable to obtain a Cognizant Consent, Cognizant Group shall implement (at its own cost and expense), subject to NAIC consent, a work around as necessary to enable Cognizant Group to provide the Services without such consent. Upon NAIC’s request, Cognizant Group shall provide NAIC Group with evidence of any Cognizant Consent.

– NAIC Confidential –

(2)	NAIC Group shall, at its cost and expense, obtain, maintain and comply with the NAIC Consents, if any. Cognizant Group shall comply with the NAIC Consents. In the event NAIC Group is unable to obtain an NAIC Consent, NAIC Group shall implement (at its own cost and expense) a work around as necessary to enable Cognizant Group to provide the Services without such consent.

(3)	Each Party shall reasonably cooperate with the other in obtaining the NAIC Consents and Cognizant Consents, as applicable, including by executing reasonable confidentiality agreements if required by the applicable third party.

Section 7.05 Restrictions. Neither Party shall decompile, disassemble or reverse engineer any of the IP of the other Party. Each Party grants only the licenses expressly set forth in this Article 7 and no other licenses are granted.

ARTICLE 8 DATA.

Section 8.01 Ownership of Data. To the extent Cognizant Group has or acquires any rights in NAIC Data, Cognizant Group hereby irrevocably assigns, transfers and conveys to NAIC (or the entity of NAIC Group designated by NAIC) all of its right, title and interest in and to NAIC Data. Upon NAIC Group’s request, Cognizant Group shall execute any documents (or take any other actions) as may be necessary, or as NAIC Group may request, to enforce the rights of NAIC Group in NAIC Data. If such other actions impose a material cost on Cognizant Group, such other actions shall be at NAIC Group’s cost and expense, unless such other actions are required as a result of a Cognizant Group act or omission, in which case such other actions shall be at Cognizant Group’s cost and expense.

Section 8.02 Correction of Errors. Cognizant Group shall promptly (1) notify NAIC Group of any errors or inaccuracies in, or loss of, NAIC Data if and when Cognizant Group becomes aware of such errors or inaccuracies, (2) correct any such errors, inaccuracies or loss (including, restoring such NAIC Data to the last backup, if necessary) at its cost and expense to the extent such errors, inaccuracies or loss are caused by Cognizant Group’s act or omission (unless such act or omission was taken at the direction of NAIC Group) and (3) correct any such errors, inaccuracies or loss (including, restoring such NAIC Data to the last backup, if necessary) upon NAIC Group’s request and at NAIC Group’s cost and expense to the extent such errors, inaccuracies or loss are (a) not caused by Cognizant Group’s act or omission or (b) caused by Cognizant Group’s act or omission taken at the direction of NAIC Group. In the event of a dispute as to which Party caused such error, or inaccuracy, Cognizant Group shall promptly correct such error, inaccuracy or loss at its cost and expense as directed by NAIC Group pending the resolution of such dispute in accordance with the Dispute Resolution Procedures. If it is determined through the Dispute Resolution Procedures that Cognizant Group did not cause such error, inaccuracy or loss, NAIC Group shall compensate Cognizant Group (using the applicable rates set forth in the applicable SOW) for Cognizant Group’s performance of the services necessary to correct such error, inaccuracy or loss.

Section 8.03 Logical Data Security.

(1)	Cognizant Group shall (a) establish and maintain administrative, technical and physical safeguards designed to protect against the destruction, loss or alteration of Confidential Information, (b) establish and maintain appropriate security measures for the purpose of protecting Confidential Information and (c) comply with all applicable privacy and data protections Laws in its performance of the Services, including the Laws of the Commonwealth of Massachusetts and all other state and federal regulations relating to personal information security, including the Gramm-Leach-Bliley Act. In addition, Cognizant Group shall comply with all reasonable data processing security requirements under this Agreement, including pursuant to

– NAIC Confidential –

Section 14.02 and those set forth in the NAIC Policies. To the extent such modifications materially increase or decrease Cognizant Group’s cost to provide the Services, the MSA Contracting Parties shall negotiate an equitable adjustment to the Fees with respect to such increased or decreased cost in accordance with the Change Procedures.

(2)	Cognizant Group shall ensure that external connections to the World Wide Web have appropriate security controls including industry standard intrusion detection and countermeasures that shall detect and terminate any unauthorized activity prior to entering the firewall maintained by Cognizant Group. Cognizant Group shall use and maintain industry standard firewalls regulating all data entering Cognizant Group’s internal data network from any external source, which firewalls shall enforce secure connections between internal and external Systems and shall permit only specific types of data to pass through. Cognizant Group shall ensure that industry standard encryption techniques are used when the Confidential Information of NAIC Group is transmitted by Cognizant Group. The Services, if applicable, shall be compatible with industry standard Internet browsers. Cognizant Group shall design and use user identification and access controls to limit access to the Confidential Information of NAIC Group.

(3)	If Cognizant Group knows of any circumstance that may constitute or result in a Data Security Breach, including any threat or perceived threat that may prevent Cognizant Group from complying with all of NAIC Group’s applicable security requirements set forth in this Agreement and the NAIC Data Safeguards, Cognizant Group shall promptly (but no later than within 48 hours of such knowledge) notify NAIC Group, and, subject to the cost provisions set forth in Section 8.03(4), Cognizant Group shall promptly investigate and take all commercially reasonable steps to remedy such breach. Cognizant Group acknowledges and agrees that no NAIC Data or Confidential Information may (i) be placed on unencrypted mobile media, CDs, DVDs, equipment or laptops or (ii) be located outside the Service Locations, without the consent of NAIC Group. In addition, NAIC Group may, upon prior notice, restrict the Service Locations at which NAIC Data may be located.

(4)	Cognizant Group shall be responsible for any and all security breaches to the extent arising from Cognizant Group’s facilities, property or personnel, or caused by the failure of Cognizant Group to comply with its obligations under this Agreement. Unless Cognizant Group is instructed by a Governmental Authority to notify a third party of a Data Security Breach, any decision to notify a third party (including a Service Recipient or Governmental Authority) of a Data Security Breach shall be in NAIC Group’s sole discretion. The timing, content and manner of any such notice shall be approved in advance by NAIC Group. In the event NAIC Group decides to notify a Service Recipient of a Data Security Breach, Cognizant Group shall pay the costs of investigations related to the Data Security Breach, notification (provided, that if any person is required by Law to receive notice in connection with a Data Security Breach, notice shall be deemed to be required by Law for all potential recipients affected by the same Data Security Breach), reasonable credit monitoring, reasonable attorney’s fees and expenses and other related expenses to the extent the Data Security Breach is in connection with any Cognizant Group breach under this Agreement.

(5)	Subject to the audit procedures set forth in Article 12, Cognizant Group shall submit to an audit of its administrative, technical and physical security at NAIC Group’s request, to the extent NAIC Group reasonably determines such audit is necessary to verify that all applicable NAIC Group security requirements are being met by Cognizant Group. Such audit may be performed up to two times a year and in the event that a deficiency is identified, a subsequent audit (or audits, if the subsequent audit reveals a deficiency) may be performed to confirm such deficiency has been remedied. In addition, upon NAIC’s request, on or prior to the applicable SOW Effective Date and at least once per year thereafter during the applicable SOW Term, Cognizant Group shall also submit to, and complete the VRA Process and Cognizant Group shall comply with all security requirements described in the documentation provided and questionnaires completed by Cognizant Group as part of the VRA Process. Cognizant Group shall promptly remediate any deficiency in Cognizant Group’s security, business continuity plans or disaster recovery plans revealed by the VRA Process or which constitutes a material breach of NAIC Group’s then-current security, business continuity or disaster recovery requirements for Cognizant Group (as made known to Cognizant Group in advance in written or electronic format), including by use of additional temporary controls while Cognizant Group performs any such remediation. NAIC may terminate this MSA or the applicable SOW, Tower or Service upon notice to Cognizant, if Cognizant Group fails to promptly remediate such deficiency to NAIC’s reasonable satisfaction.

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Section 8.04 Physical Data Security.

(1)	Cognizant Group shall establish a secured and dedicated Physically Segregated Area within each Service Location in accordance with Section 5.04. All entry points to any Physically Segregated Area shall be secured by a badge access control system, and only members of the Service Delivery Organization, and individuals providing services that are necessary for the performance of the Services (e.g., maintenance) shall be provided access; provided, however, that all individuals who have access to the Physically Segregated Area shall be members of the Service Delivery Organization, Cognizant Agents or NAIC Agents. All entry and exit points to the Physically Segregated Area shall be actively monitored by closed-circuit television cameras and all closed-circuit television camera logs shall be retained for a period of 30 days and all badge access logs shall be retained for a period of seven years. Peripheral ports (e.g., USB, Serial and PCMCIA) and native hardware (e.g., CD-ROM, CD-R and DVD-ROM) on end-user machines shall be restricted or disabled and members of the Service Delivery Organization shall not be granted administrator or power user privileges. Cameras, any device containing a camera (e.g., mobile phones and webcams) and audio recording devices shall be prohibited from entering the Physically Segregated Area. All entry points to the Physically Segregated Area shall be monitored by a security guard, whose responsibilities shall include the enforcement of NAIC Group’s security requirements.

(2)	There shall be no printers within the Physically Segregated Area without NAIC Group’s consent. If Cognizant Group requests the use of printers then upon NAIC Group’s approval, Cognizant Group shall implement dedicated printers within the Physically Segregated Area. If NAIC Group requests the use of printers, then such implementation shall be at NAIC Group’s cost. Printers shall be equipped with a specific non-white color of paper (e.g., orange) or all printed materials shall be clearly marked as “NAIC Confidential” and Cognizant Group shall establish appropriate controls to prevent printed materials from leaving the Physically Segregated Area. Cognizant Group shall also provide a secure means of disposal (e.g., shredding) of printed materials within the Physically Segregated Area. Internet access from the Physically Segregated Area shall be prohibited unless otherwise authorized by NAIC Group in writing. Access to the Systems of NAIC Group or NAIC Data shall only be provided from within the Physically Segregated Area at the Service Locations.

(3)	Notwithstanding the foregoing, NAIC Group may authorize, in its sole discretion, certain Service Delivery Organization members to telecommute (including pursuant to a Business Continuity Plan or Disaster Recovery Plan). In such case, in addition to the requirements set forth in Exhibit 4, Cognizant Group shall cause such Service Delivery Organization members to comply with NAIC Policies with respect to telecommuting or such other requirements as NAIC Group provides or makes available to Cognizant Group from time-to-time in written or electronic format.

– NAIC Confidential –

Section 8.05 Privacy and PII. Cognizant Group shall comply with the NAIC Privacy Policy. To the extent required in order to comply with applicable Law concerning processing of PII, each MSA Contracting Party shall each cause its respective Affiliates as identified in an SOW to execute a data transfer agreement and to make such amendments to such agreement as may be required under applicable Law from time-to-time. With respect to any PII, Cognizant Group shall:

(1)	process all PII accessed, obtained, developed, processed or produced by Cognizant Group only to perform its obligations under this Agreement and as specifically permitted by this Agreement, or as otherwise instructed in writing from time-to-time by NAIC Group;

(2)	not use such PII for any other purpose including for its own commercial benefit;

(3)	treat all PII as Confidential Information;

(4)	ensure that all PII created by Cognizant Group on behalf of NAIC Group is not subject to unauthorized alteration or deletion, accidental or unlawful destruction, accidental loss or alteration while such PII is under the control of Cognizant Group;

(5)	ensure that all appropriate administrative, technical and physical measures are taken to protect PII under the control of Cognizant Group against unauthorized disclosure or access and against all other unlawful forms of processing, including meeting or exceeding the requirements of the NAIC Data Safeguards;

(6)	comply with the provisions of this Agreement and the reasonable instructions of NAIC Group to return, store or destroy the PII;

(7)	comply with all applicable Laws with respect to processing of PII and take any additional steps reasonably requested by NAIC Group to comply with any notification or other obligations required under such Laws;

(8)	limit access to and possession of PII only to those members of the Service Delivery Organization whose responsibilities under this Agreement reasonably require such access or possession;

(9)	notify NAIC Group promptly upon becoming aware of a breach of any of the forgoing clauses in this Section;

(10)	notify NAIC Group prior to making any change with respect to Cognizant Group’s administrative, technical and physical measures to protect PII that could adversely affect the controls or standards of protection previously specified or approved;

(11)	notify NAIC Group promptly (and in any event no later than two days after receipt) of any communication received from a Data Subject relating to the security of such Data Subject’s PII or rights to access, modify or correct his or her PII that is outside of the usual course of Services, and comply with all reasonable instructions of NAIC Group before responding to such communications;

– NAIC Confidential –

(12)	permit NAIC Group or its designees to inspect a Service Location upon eight hours prior notice to ensure Cognizant Group’s compliance with NAIC Group’s “clean desk” policy and other applicable NAIC Data Safeguards; and

(13)	cause the members of the Service Delivery Organization to attend such training as the NAIC Group may request from time to time with respect to PII.

Section 8.06 Regulatory Information. Cognizant Group shall promptly provide to NAIC Group any information or records maintained by Cognizant Group in connection with the Services that are requested by any Governmental Authority or otherwise required to answer any inquiries from any Governmental Authority.

Section 8.07 HIPAA Compliance. Cognizant Group shall provide the Services and process all PHI in accordance with HIPAA. All processing of PHI by Cognizant Group shall be in accordance with, and subject to the executed HIPAA Business Associate Agreement in the form set forth in Exhibit 6 (the “BAA). In the event of a conflict between the terms and conditions of the BAA and the terms and conditions of this Agreement, the terms and conditions of the BAA shall govern. Cognizant Group shall, with respect to any PHI: (1) comply with the BAA and the provisions set forth in Section 8.05; (2) make no attempt to identify PHI that has been partially de-identified (such as encoded data); and (3) not contact the individuals to whom the PHI pertains except to the extent it is required to do so under this Agreement.

Section 8.08 Information Security Audit. Cognizant Group agrees that, subject to the provisions set forth in Section 12.06, an NAIC Auditor may from time-to-time conduct penetration testing and on-site inspections to review and assess the adequacy of Cognizant Group’s information security measures and Cognizant Group shall, at no additional cost or expense to NAIC Group, promptly remedy all deficiencies found as a result of such assessment.

Section 8.09 Safety and Security. Cognizant Group shall maintain and enforce safety and physical security procedures that are at least equal to the highest of the following as follows: (1) with respect to the Cognizant Service Locations, (a) the procedures employed by Cognizant Group (on a location by location basis) on the applicable SOW Effective Date, (b) the procedures employed by Cognizant at locations of other similarly situated Cognizant customers receiving substantially similar services and (c) any higher standard or other procedures otherwise agreed upon by the Parties; and (2) solely with respect to members of the Service Delivery Organization who are located at NAIC Service Locations, (a) those procedures applicable to the NAIC Service Locations made available to Cognizant in advance in written or electronic format (as the same may be amended by NAIC from time to time during the applicable SOW Term; provided, however, that amendments to procedures may be subject to the Change Procedures if the amendment adversely impacts Cognizant Group’s ability to meet the Service Levels or imposes material costs or obligations on Cognizant) and (b) any higher standard otherwise agreed upon by the MSA Contracting Parties. Cognizant Group shall permit and cooperate with NAIC Group’s testing, from time to time, of the physical security procedures at the Service Locations.

ARTICLE 9 FEES AND INVOICING.

Section 9.01 Fees. NAIC Group shall pay to Cognizant Group the fees, not otherwise disputed in good faith, as set forth in the applicable SOW for the performance of the Services described in such SOW (the “Fees”) within 30 days after receipt of a correct invoice from Cognizant in accordance with this Article 9. NAIC Group shall be under no obligation to pay any Fees for Services not provided by Cognizant Group or for Services re-performed NAIC Group shall not be required to pay any invoice delivered more than 120 days after the date such invoice was due to be invoiced in accordance with the terms of this MSA. Any obligation by NAIC Group or any Service Recipient to pay any amounts pursuant to this MSA shall be subject to the terms and conditions set forth in the applicable SOW.

– NAIC Confidential –

Section 9.02 Expenses.

(1)	Except as expressly set forth in this Agreement, NAIC Group (and the Service Recipients) shall have no obligation to pay to (or reimburse to) any party any amounts in addition to the Fees.

(2)	If any expenses are expressly set forth to be reimbursed by NAIC, such expenses shall be reimbursed pursuant to this Article but only if such expense is: (a) reasonable and customary; (b) approved by NAIC in accordance with the NAIC Group guidelines provided to Cognizant Group prior to the applicable SOW Effective Date; and (c) itemized on the month’s invoice following the month in which the expenses occurred, with receipts supporting each individual expense over $25.

(3)	Except as provided under any SOW or upon prior approval by the NAIC Service Delivery Manager, there shall be no charges for travel expenses and related costs to NAIC Group in connection with Cognizant Group’s provision of the Services. Cognizant Group shall cause the Service Delivery Organization members to comply with Cognizant Group’s travel expense guidelines.

Section 9.03 Currency. Unless otherwise set forth in an SOW, each invoice submitted to NAIC Group shall be denominated and paid in U.S. dollars.

Section 9.04 Invoices.

(1)	Cognizant Group shall invoice NAIC Group for the Fees on a monthly basis in accordance with the procedure set forth in the applicable SOW. Cognizant Group shall provide with each invoice such reasonable documentation supporting the charges as NAIC Group may reasonably request.

(2)	Cognizant Group shall maintain, in secure locations (to prevent destruction and unauthorized access) and in accordance with Generally Accepted Accounting Principles and Practices, records sufficient to substantiate the Fees including such records required to be kept by Governmental Authorities. Cognizant Group shall retain such records for the longer of (a) the period required by Law, (b) the NAIC Record Retention Policy, and (c) six years after the expiration or termination of this MSA. Such records shall be accessible pursuant to Article 12.

Section 9.05 Credits. Any undisputed credit or reimbursement due to NAIC Group by Cognizant Group under this MSA may be applied against any invoice payable by one or more members of the NAIC Group, as designated by NAIC.

Section 9.06 e-Procurement System. Cognizant Group acknowledges that NAIC Group has deployed the Ariba eProcurement system as its electronic system for ordering goods and services from its suppliers. In order to provide Services to NAIC Group, Cognizant Group must (1) register on the Ariba Supplier Network (ASN), (2) work with NAIC Group, as appropriate, to develop and implement an Ariba catalog (custom or punch out) defining the Services that may be purchased, (3) work with NAIC Group as appropriate to utilize the ASN to invoice NAIC Group electronically and (4) participate in NAIC Group’s purchasing card program, when applicable. Each Party is responsible for its own costs associated with meeting the above requirements. Cognizant acknowledges that failure to comply with this Section may result in payment delays by NAIC Group. Notwithstanding any implication to the contrary contained in this Agreement, any delay in payment by NAIC Group that results from a failure of Cognizant Group to comply with this Section shall not constitute a “late” payment or otherwise be considered a breach by NAIC Group of its obligations under this Agreement.

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ARTICLE 10 TAXES.

Section 10.01 In General.

(1)	Subject to the other provisions of this Article, the Fees paid to Cognizant Group are exclusive of any applicable Service Taxes. NAIC Group shall be financially responsible for Service Taxes which are required to be remitted by Cognizant Group only to the extent Cognizant Group issues a legally valid invoice with the detail required by Section 10.04.

(2)	Cognizant Group shall collect and remit any Service Taxes in all applicable jurisdictions as required by Law.

(3)	To the extent practicable, Cognizant Group shall provide all goods and Services under this Agreement in non-tangible form, with no exchange of tangible personal property.

Section 10.02 Income Taxes. Each Party shall be responsible for its own Income Taxes and any taxes on its personal property.

Section 10.03 Tax on Inputs.

(1)	Each Party shall be responsible for any Service Taxes payable on Hardware, Software or property such Party owns or leases from a third party, or for which such Party is financially responsible under this Agreement.

(2)	Cognizant Group shall be responsible for all Service Taxes on any goods or services used or consumed by Cognizant Group in providing the Services (including services obtained from subcontractors) where such Taxes are imposed on Cognizant Group’s acquisition or use of such goods or services.

Section 10.04 Invoicing. To the extent that any Service Tax is to be paid by NAIC Group, Cognizant Group shall separately identify such Service Tax. The Parties shall reasonably cooperate to segregate the Fees into the following separate payment streams: (1) those for taxable goods or Services, separately identifying each good and Service with the appropriate tax applied and the location to which the taxable good or Service is provided; (2) those for nontaxable goods or Services; (3) those for which Service Tax has already been paid; and (4) those for which Cognizant Group functions merely as a paying agent for NAIC Group in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have been previously subject to Service Tax.

Section 10.05 Withholding Tax.

(1)	Any and all payments by the NAIC Group shall be made free and clear of, and without deduction or withholding for, any Taxes.

(2)	Except as otherwise provided in Section 10.05(7), if NAIC Group shall be required by Law (or any duly constituted Tax Authority) to deduct or withhold any Taxes from or in respect of any sum payable to Cognizant Group’s performing (or invoicing and receiving payment for) Services for any reason from a location outside the applicable country in which the NAIC Group entity or any Service Recipient is located, then

(a)	the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Cognizant Group receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

– NAIC Confidential –

(b)	NAIC Group shall make such deductions or withholdings; and

(c)	NAIC Group shall pay the full amount deducted or withheld to the relevant Taxing Authority or other authority in accordance with applicable Law.

(3)	Within 30 days after the date of any payment by NAIC Group of Taxes, NAIC Group shall furnish Cognizant Group the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Cognizant Group.

(4)	If NAIC Group is required to pay additional amounts to Cognizant Group pursuant to Section 10.05(2)(a), then Cognizant Group shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its applicable office so as to eliminate any such additional payment by NAIC Group which may thereafter accrue, if such change in the judgment of Cognizant Group is not disadvantageous to Cognizant Group or inconsistent with its internal policies.

(5)	If NAIC Group is required to pay additional amounts to Cognizant Group pursuant to Section 10.05(2)(a) and Cognizant Group determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that additional amount forms part, or to that additional amount; and

(b)	Cognizant Group has obtained, utilized and retained that Tax Credit,

then Cognizant Group shall pay an amount to NAIC Group which Cognizant Group determines will leave it (after that payment) in the same after-tax position as it would have been in had payment of the additional amount not been required to be made by NAIC Group.

For the purpose of this clause, “Tax Credit” means a credit against, relief or remission for, refund of or repayment of any Tax.

(6)	Except as otherwise provided in this Section 10.05(5), in the event that NAIC Group requests that a non-U.S. member of Cognizant Group is the invoicing entity under the applicable SOW, Cognizant Group shall supply to NAIC Group, upon request from NAIC Group, two properly executed originals of the applicable Form W-8 or any successor or similar forms prescribed by the Internal Revenue Service or other documents reasonably satisfactory to NAIC Group certifying to (a) and (b) below. In the event that a non-U.S. member of Cognizant Group is the invoicing entity not due to NAIC Group’s request, Cognizant Group shall supply to NAIC Group two properly executed originals of the applicable Form W-8 or any successor or similar forms prescribed by the Internal Revenue Service or other documents reasonably satisfactory to NAIC Group certifying to (a) and (b) below.

(a)	as to the status of such non-U.S. member of Cognizant Group for purposes of determining exemption from United States withholding taxes with respect to all payments to be made hereunder or

(b)	that all payments to be made to such non-U.S. member of Cognizant Group are subject to such taxes at a rate reduced to zero by an applicable tax treaty.

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(7)	Cognizant Group is not obliged to supply any form if it is unable to do so by reason of any change after the date of this Agreement in (or in the administration or application of) any Law or regulation or any published practice or concession of any relevant Taxing Authority.

No additional amounts shall be payable pursuant to Section 10.05(2)(a) with respect to: (a) any Taxes that would not have been imposed but for the failure of Cognizant Group to comply with the requirements of Section 10.05(6); and (b) in the case of an assignment by Cognizant Group or the designation of a new performing office, any Taxes that exceed the amount of Taxes that would have been imposed on such payments but for the assignment by Cognizant Group, unless such assignment or designation resulted from the request of NAIC Group.

Section 10.06 Filings and Registrations. Each Party represents, warrants and covenants that it shall file appropriate Tax returns, and pay applicable Taxes owed arising from or related to the provision of the Services in applicable jurisdictions.

Section 10.07 Cooperation. In accordance with the indemnification procedures set forth in Article 16, NAIC Group and Cognizant Group shall promptly notify each other and coordinate with each other in the response to and settlement of any claims for Services Taxes asserted by applicable Taxing Authorities that NAIC Group or Cognizant Group is responsible for under this Agreement. In addition, each of NAIC Group and Cognizant Group shall reasonably cooperate with the other to more accurately determine each Party’s Tax liability and (without incurring additional aggregate costs) to minimize the other Party’s Tax liability, to the extent legally permissible. Each of NAIC Group and Cognizant Group shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a Party. NAIC Group and Cognizant Group each shall be entitled to any Tax refunds, credits or rebates obtained with respect to the Taxes for which such party is financially responsible under this Agreement.

ARTICLE 11 GOVERNANCE AND CHANGE CONTROL.

Section 11.01 Governance. The Parties shall comply with the governance procedures set forth in the applicable SOW.

Section 11.02 Changes of Scope. Any changes to the Services not otherwise contemplated in an SOW shall be made in accordance with the applicable provisions of Exhibit 3.

Section 11.03 Dispute Resolution.

(1)	Any dispute arising under this Agreement that is not resolved in the ordinary course of business shall be discussed in person or by telephone by the Cognizant Service Delivery Manager and the NAIC Service Delivery Manager within five Business Days after receipt of a notice from either Party specifying the nature of the dispute. If the Cognizant Service Delivery Manager and the NAIC Service Delivery Manager are unable to resolve the dispute within such five Business Day period (or do not meet within such period), the dispute shall be escalated to the Cognizant Executive and the NAIC Senior Executive for resolution. At NAIC Group’s option, such escalation meetings shall take place at an NAIC Group office designated by NAIC Group.

(2)	If the Cognizant Executive and the NAIC Senior Executive are unable to resolve the dispute within 10 Business Days after escalation (or are unable to meet within such period), then either Party may pursue its rights and remedies under this Agreement, including initiating judicial proceedings.

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(3)	The foregoing shall not prevent or delay either Party from seeking equitable remedies available under Law at any time.

Section 11.04 Benchmarking.

(1)	NAIC Group may select a Benchmarker from the list of pre-approved Benchmarkers to conduct the Benchmarking Process. If (a) a Benchmarker is no longer providing the services required to conduct the Benchmarking Process or (b) the Parties agree that a Benchmarker should be replaced, then, in each case, the Parties shall promptly designate an agreed upon replacement benchmarker (and such replacement shall be deemed to be included in the definition of Benchmarker).

(2)	The Benchmarker must sign a confidentiality agreement in favor of both Parties in which the Benchmarker agrees that (a) the information and data obtained or produced by the Benchmarker in connection with the Benchmarking Process (including the results of the Benchmarking Process and the Benchmark Report) constitutes the confidential and proprietary information of the Parties, and (b) the Benchmarker agrees that it shall not use or disclose such confidential information and data, except to the extent consented to by both Parties for the benefit of the Parties in connection with this Agreement.

(3)	Upon 60 days prior notice to Cognizant Group, but not more than once per 24 months with respect to an SOW following the second anniversary of the applicable SOW Effective Date, the Benchmarker shall conduct the Benchmarking Process with respect to one or more Towers, including the Service Levels and Fees applicable to such Tower or Towers. The Parties and the Benchmarker shall agree to (a) the objective third-party information that shall be required to conduct or support the Benchmarking Process and (b) the methodology that shall be used to conduct or support the specific Benchmarking Process and the normalization processes that shall be applied, including, factors to normalize the applicable data, including financial investments made by Cognizant Group under the applicable SOW and the size, scale and scope of the applicable Services. Cognizant Group shall cooperate to facilitate the Benchmarking Process and shall meet with NAIC Group and the Benchmarker prior to and throughout the Benchmarking Process. Cognizant Group shall not be required to provide the Benchmarker with Cognizant Group’s internal cost data (except with respect to any cost-based Fees) or data of other Cognizant Group customers. The Benchmarker shall conduct the Benchmarking Process in a manner that does not unreasonably interfere with Cognizant Group’s ongoing service operations and whenever at a Cognizant facility shall comply with Cognizant Group’s security guidelines. Each Party shall pay their own costs of assisting the Benchmarker and NAIC Group shall bear the cost of the Benchmarker with respect to the Benchmarking Process.

(4)	Within 30 days after the completion of each Benchmarking Process, the Benchmarker shall deliver to the Parties the final results of the Benchmarking Process in a written report, including identification of the supporting documentation (the “Benchmark Report”).

(5)	Within 30 days after receipt of the Benchmark Report, the Parties shall review the Benchmark results. If either Party has reason to believe that the report contains manifest errors, they shall promptly notify the Benchmarker of the information being contested along with such documentation as is necessary to support the claim and copy the other Party on all such correspondence. The Benchmarker shall review the claim and meet with both Parties to resolve any such claim and make any necessary adjustments to its findings prior to the Benchmarking Report being considered final. In the event the Benchmarker and the Parties are unable to resolve such claim within 10 days after a Party submitted such claim to the Benchmarker, the Parties shall resolve such claim in accordance with Section 11.03.

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(6)	If the final Benchmark Report indicates that the rates with respect to the Fees in connection with the benchmarked Services are greater than the rates at the bottom of the quartile with the highest rates in the Benchmark Report, then, within 30 days after conclusion of the Benchmark Process:

(a)	Cognizant Group shall automatically adjust the rates with respect to the Fees for the benchmarked Services such that the adjusted rates are equal to those at the bottom of the quartile with the highest rates for such Services (e.g., if the rates for a Service are $100 and the Benchmark Process indicates that the rates within the quartile with the highest rates range from $90 to $93 dollars, then the rates with respect to the Fees shall be automatically adjusted to $90) effective no event later than the date that is 60 days after the Benchmarker has delivered the final Benchmark Report; provided, however, that if the Parties dispute the adjustment to such rates as a result of a Benchmark such that agreement upon an adjustment takes longer than 60 days after the date of the delivery of the final Benchmark Report, the adjustment shall be retroactive to the date that is 60 days after the date of delivery of the final Benchmark Report; or

(b)	if Cognizant Group refuses to adjust the rates with respect to the Fees in accordance with the preceding paragraph, and NAIC continues to require such adjustment, then the applicable SOW may be terminated upon 30 days’ notice by either MSA Contracting Party and the unadjusted Fees shall continue to apply until the end of the SOW Term.

(7)	For clarity, at any time during the MSA Term, NAIC Group (or an NAIC Agent on NAIC Group’s behalf) may perform a benchmark of the Services, Service Level or Fees; provided, however, that such benchmark shall not be subject to the terms and conditions of Section 11.04(3)-(8).

ARTICLE 12 AUDITS.

Section 12.01 Service Audits. Upon reasonable prior notice to the Cognizant Service Delivery Executive, Cognizant Group shall provide NAIC Auditors with reasonable access to, and any assistance and information that they may reasonably require with respect to, the applicable portions of the Service Locations and Services for purposes of auditing Cognizant Group’s compliance with this Agreement and applicable Law. Upon notification that an audit identifies that: (1) Cognizant Group is not in compliance with this Agreement; or (2) NAIC Group is not in compliance with applicable Laws due to Cognizant Group’s non-compliance with this Agreement, then in each case, Cognizant Group shall promptly correct such non-compliance and, if such correction takes more than 72 hours to complete, Cognizant Group shall provide NAIC a plan for correcting such non-compliance no later than 24 hours after such 72 hour period, for NAIC’s review and approval.

Section 12.02 Financial Audits. Upon reasonable prior notice to the Cognizant Service Delivery Executive (but in any event no more than once per year per Tower, unless an inaccuracy is discovered in which case another audit during such year is permitted), Cognizant Group shall provide NAIC Auditors with reasonable access to the applicable portions of the records and supporting documentation as may be requested by NAIC Auditors to audit and determine if the Fees are accurate and in accordance with this Agreement as well as compliance with financial terms and conditions of this Agreement. If such audit reveals that Cognizant Group has overcharged NAIC Group, upon notice of the amount of such overcharge: (1) Cognizant Group shall promptly provide a credit note to NAIC for the amount of the overcharge; and (2) if the amount of the overcharge is greater than 10 percent of the amount of total Fees that were subject to the audit, Cognizant Group shall promptly reimburse NAIC for the reasonable cost and expense of such audit, up to an amount equal to 50 percent of the amount of the overcharge.

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Section 12.03 Control Audits. NAIC Group shall, from time-to-time, provide to Cognizant Group Control Objectives. Cognizant Group shall comply with, shall provide the Services in accordance with, and shall otherwise not cause the Services or NAIC Group System’s to fail to satisfy, or cause a weakness or deficiency with respect to, the Control Objectives (including any corrective recommendations or other instructions by NAIC Group). Cognizant Group shall assist NAIC Group in addressing its audit control requirements relating to the Control Objectives, including by: (1) participating in any reviews by NAIC Group as to compliance with such requirements; and (2) including NAIC Group in any reviews by Cognizant Group as to compliance with such requirements. Cognizant Group shall promptly remediate any weakness or deficiency revealed in connection with an audit of the Control Objectives or as a result of any failure by Cognizant Group to comply with, or to provide Services which comply with, the Control Objectives, at its cost and expense.

Section 12.04 SSAE 16.

(1)	Each year, Cognizant Group shall engage a third party internationally recognized auditor to conduct a SSAE 16 audit with respect to the Services and provide (a) a SOC-1 Type II report, at its cost and expense, and (b) upon NAIC Groups’ request, a SOC-2 or SOC-3 Type II report, at NAIC Groups’ cost and expense. Cognizant Group shall cooperate with NAIC Group to determine the scope and control objective requirements for the SSAE 16 SOC-1 (and SOC-2 or SOC-3, if applicable) Type II reports. As soon as reasonably practicable following Cognizant Group’s receipt of such reports, but no later than November 15 of each year covering a period commencing October 1 of the previous year through and including September 30 of the then-current year, Cognizant Group shall provide NAIC Group and its external auditors with a copy of such report to the extent related to the provision or receipt of the Services and NAIC Group may share a copy of such report with its customers, customer’s agents and regulators. In January of each year, Cognizant Group shall, at its cost and expense, cause its auditor to provide a bridge letter, with respect to the SOC-1 Type II report for such year, for the period October 1 through December 31. Cognizant shall notify NAIC as soon as possible after any weakness or deficiency is identified in connection with an audit conducted pursuant to Section 12.04(1).

(2)	Every 180 days, Cognizant Group shall permit, and reasonably cooperate with, NAIC Auditors to conduct an end-to-end SSAE 16 audit of Cognizant Group’s provision of the Services (including, as directed by NAIC Group, for each of Cognizant Group’s subcontractors and at each of the Service Locations). Cognizant Group shall respond to inquiries regarding the SSAE 16 reports from NAIC Group and its external auditors as necessary.

(3)	With respect to any audit reports issued under this Section, Cognizant Group shall promptly remediate any weakness or deficiency identified in such reports or that could reasonably be expected to result in a qualified report. Such remediation shall be provided at Cognizant Group’s cost and expense; provided, however, that if the remediation is related to an audit report provided pursuant to Section 12.04(2), then such remediation work shall be at Cognizant Group’s cost and expense only to the extent resulting from Cognizant Group’s failure to comply with the terms and conditions of this Agreement, otherwise NAIC Group shall be financially responsible for the cost and expense for such remediation and such remediation shall be implemented in accordance with the Change Procedures.

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(4)	If Cognizant Group issues a qualified audit report provided pursuant to Section 12.04(1), Cognizant Group shall provide NAIC Group an unqualified audit report as soon as is feasible and with such timing discussed and agreed with the NAIC Senior Executive, but in no event later than 90 days after delivery of the qualified report.

(5)	If NAIC Group determines that a form of independently audited quality certification that replaces, or is an alternative to the audit reports set forth in this Section is sufficient to satisfy NAIC Group’s audit and reporting requirements, then Cognizant Group shall, at NAIC Group’s request, perform its obligations relating to the issuance of such new quality certification and any associated remediation work arising therefrom. The MSA Contracting Party financially responsible for the cost and expense of new quality certification and any associated remediation work shall be the MSA Contracting Party that would have been financially responsible for the cost and expense arising in connection with conducting the audit report under Section 12.04(1) or Section 12.04(2) or any associated remediation work under Section 12.04(3).

Section 12.05 Facilities. Cognizant Group shall provide NAIC Auditors with space, office furnishings (including lockable cabinets), telephone, internet and facsimile services, utilities and duplicating services and reasonable access to applicable portions of the systems, data and reports containing NAIC Group information on Cognizant Group’s premises as NAIC Auditors may require to perform the audits and inspections described in this Article.

Section 12.06 Audit Limitations. Any audit performed under this Article shall be subject to the provisions set forth in this Section 12.06.

(1)	Any NAIC Auditor that is a Cognizant Competitor shall be subject to Cognizant’s prior approval (provided, however, that Deloitte Touche Tohmatsu Limited, Ernst & Young, KPMG and PricewaterhouseCoopers, and any successors-in-interest, shall be deemed to not be a competitor of Cognizant for the purposes of this MSA).

(2)	All NAIC Auditors shall comply with Cognizant Group’s reasonable security policies while present at a Cognizant facility.

(3)	No audit shall be performed at a Service Location during a local holiday applicable to such Service Location.

(4)	The NAIC Auditors shall not materially interfere with the Service Delivery Organization’s performance of the Services.

(5)	NAIC Group’s cost and expense of performing such audit and the cost and expense of any copies of Cognizant Group’s books and records requested by NAIC Group and provided by Cognizant Group in connection with such audit shall, in each case, be borne by NAIC Group unless otherwise set forth in this Agreement.

ARTICLE 13 CONFIDENTIAL INFORMATION.

Section 13.01 Generally. Each Party agrees that: (1) it shall keep and maintain all Confidential Information in strict confidence, using such degree of care as it uses to avoid unauthorized use or disclosure of its own Confidential Information of a similar nature, but in no event less than a commercially reasonable degree of care; (2) it shall use and disclose Confidential Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement and shall not use or disclose Confidential Information for such Party’s own purposes or for the benefit of anyone other than the other Party; and (3) it shall not, directly or indirectly, disclose Confidential Information to anyone outside of the other Party, except with the other Party’s consent.

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Section 13.02 Permitted Disclosure. Either Party may disclose relevant aspects of the other’s Confidential Information to the general and limited partners, officers, directors, professional advisors (including accountants and insurers), clients, employees, distribution partners, agents, customers (including their beneficiaries), suppliers, contractors, other third parties doing business with such Party, third party administrators and, in the case of NAIC, recipients of NAIC Group’s services, either directly or indirectly, such as employees of NAIC Group customers, plan participants, members, dependents, beneficiaries and similarly situated persons to the extent such disclosure is necessary for the current or future performance of their obligations to such Party; provided, however, that the recipient is subject to confidentiality obligations at least as stringent as required under this Agreement. In addition, (1) either Party may disclose Confidential Information of the other Party to the extent required to comply with any Law (provided, however, that to the extent permissible by Law, such Party provides the other Party with prior notice of any such disclosure and works with the other Party to resist or limit the scope of such disclosure and further provided that the disclosing Party limit any such disclosure to the information or records required to satisfy the request or inquiry and to the entity (or entities) to whom such disclosure is required to be made), (2) NAIC Group may disclose Confidential Information of Cognizant Group to Governmental Authorities having jurisdiction over NAIC Group and (3) NAIC Group may disclose Confidential Information relating to the Services in connection with (a) a response by NAIC Group to requests for information, proposal or due diligence in connection with an acquisition, divestiture or other similar corporate transaction or (b) a request for information or proposal for services to replace the Services; provided, however, that in no event may NAIC Group disclose the legal terms and conditions in this MSA, Cognizant IP, Cognizant Group’s internal cost information, or Cognizant rate cards in connection with such request or proposal.

Section 13.03 Exclusions. The restrictions on use and disclosure in this Article shall not apply to: (1) Confidential Information already known to a Party on a non-confidential basis, as demonstrated by prior existing records, when it was disclosed by the other Party; (2) Confidential Information that is or becomes known to the public through no breach of any obligation of confidence or other wrongful act by a Party or its employees, agents or contractors (except for PII); (3) Confidential Information that is received by a Party from a third party where such Party is unaware, after reasonable inquiry, that such Confidential Information is subject to a confidentiality or other non-disclosure agreement; and (4) Confidential Information developed by a Party independently of disclosure by or receipt from the other Party.

Section 13.04 Return of Materials. Upon a Party’s request and as directed by such Party, the other Party shall promptly return or securely erase, wipe clean and destroy, at the requesting Party’s direction, any or all Confidential Information and all written materials that contain, summarize or describe any Confidential Information in its possession, except to the extent the Party in possession of such Confidential Information (1) has a license to such materials under this Agreement or (2) is required to retain particular Confidential Information in order to comply with Law or such Party’s internal record retention requirements.

Section 13.05 Unauthorized Use, Access or Disclosure. Each Party shall promptly notify the other upon learning of any unlawful or unauthorized access, use or disclosure of the Confidential Information of the other Party; provided, however, if such Party is Cognizant Group, such notice shall be within one hour of any Key Individual (excluding the Cognizant Human Resource Manager or Cognizant Finance Manager) having knowledge of such unauthorized access, use or disclosure. If a Party is responsible for such access, use or disclosure, such Party shall cure such access, use or disclosure promptly (but in no event later than 24 hours after learning of such access, use or disclosure, if such access, use or disclosure is capable of being cured within such 24 hour period) and provide satisfactory assurance to the other Party that such access, use or disclosure shall not recur.

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Section 13.06 Record Maintenance and Retention.

(1)	During the MSA Term, Cognizant Group shall maintain and manage all paper or electronic records, files, documents, work papers, receipts and other information in any form provided by NAIC Group or NAIC Agents or generated pursuant to this Agreement (the “Files and Work Papers”), in accordance with the following:

(a)	all Files and Work Papers shall be maintained and managed (i) separately from files generated, managed or maintained by Cognizant Group under agreements with other companies, (ii) in a manner so they can be quickly and accurately produced when required by NAIC Group and (iii) as required Law;

(b)	all Files and Work Papers that are created or modified by Cognizant Group in electronic format must be submitted to NAIC Group in electronic format or as otherwise directed by NAIC Group;

(c)	all Files and Work Papers shall be properly destroyed in accordance with this Agreement and NAIC Group’s destruction schedule as provided to Cognizant Group herewith and as may be modified by NAIC Group from time to time; and

(d)	prior to the destruction of any Files and Work Papers, Cognizant Group shall notify NAIC Group so that NAIC Group can verify whether such Files and Work Papers should be destroyed and are not pertinent to any litigation or government inquiry or are otherwise required to be maintained before their destruction.

(2)	Notwithstanding the foregoing, upon termination of any SOW, Cognizant Group shall retain all Files and Work Papers related to such SOW for a minimum of six years. Thereafter, NAIC Group shall accept the return, or permit the destruction of, such Files and Work Papers, at NAIC Group’s discretion.

ARTICLE 14 COMPLIANCE WITH LAWS.

Section 14.01 NAIC. NAIC Group shall comply with all Laws applicable to NAIC Group.

Section 14.02 Cognizant.

(1)	Cognizant Group shall comply with all Laws (a) applicable to Cognizant Group, (b) applicable to Cognizant Group’s performance of the Services and (c) as necessary to keep NAIC Group in compliance with Laws with respect to the Services. Cognizant Group shall provide the Services to NAIC Group in compliance with all applicable Laws.

(2)	NAIC Group may direct Cognizant Group on (a) the method of compliance with any Laws described in Section 14.02(1)(c) and (b) which Laws are applicable to Cognizant Group’s performance of the Services. Cognizant Group shall comply with all such direction.

(3)	If Cognizant Group reasonably determines that performance of the Services requires an interpretation of any Law, Cognizant Group shall present to NAIC Group the issue for interpretation and NAIC Group shall provide such interpretation to Cognizant Group by notice signed by the applicable NAIC Senior Executive (or his or her designee) with respect to such issue. Cognizant Group shall be authorized to act and rely on, and shall promptly implement such NAIC Group interpretation in the performance and delivery of the Services. The Parties shall resolve questions of interpretation and shall implement the resulting NAIC Group interpretation on an expedited basis.

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(4)	Cognizant Group shall not be responsible for a failure to comply with a Law to the extent that Cognizant Group relies on, and complies with, NAIC Group’s direction pursuant to Section 14.02(2)(a) in respect of such Law or NAIC Group’s interpretation of such Law pursuant to Section 14.02(3).

(5)	Cognizant Group shall provide NAIC Group (and NAIC Agents, NAIC Auditors, subject to Section 12.06, and any Governmental Authority, in each case, designated by the NAIC) access to any applicable information, Service Locations and members of the Service Delivery Organization as NAIC deems is necessary to confirm that Cognizant Group is in compliance with any Law applicable to NAIC Group and that are related to the Services.

(6)	Subject to Section 14.02(7), if Cognizant Group is not in compliance with any Law with which it is required to comply pursuant to Section 14.02(1), then: (a) Cognizant Group shall promptly undertake such measures as NAIC Group shall require and which are necessary to establish compliance with the Law; (b) NAIC Group (or its designee) may, at Cognizant Group’s cost, undertake such measures as NAIC Group shall require and which are necessary to establish compliance with the Law; or (c) if such non-compliance creates serious reputational or regulatory risk for NAIC Group such that NAIC Group determines, in its reasonable business judgment, that its continued receipt of the Services could reasonably be expected to have a material adverse effect on its reputation, NAIC may terminate this MSA as of the date (including immediately) specified by NAIC in a termination notice to Cognizant.

(7)	If within 12 months after a Go-Live Date for a Service, Cognizant Group is not in compliance with any Law with which it is required to comply pursuant to Section 14.02(1)(c) and such non-compliance also existed prior to the Go-Live Date with respect to NAIC Group’s provision of such service, then NAIC may elect, at is cost and expense, to either: (a) have Cognizant Group promptly undertake such measures as NAIC Group shall require and which are necessary to establish compliance with the Law; or (b) have NAIC Group (or its designee) undertake such measures as NAIC shall require and which are necessary to establish compliance with the Law. During such 12 month period, Cognizant shall be excused from any liability for such non-compliance, unless Cognizant fails to promptly notify NAIC Group after learning of such non-compliance or fails to comply with such measures as NAIC Group requires to bring the Services into compliance with the Law.

Section 14.03 Changes to Laws.

(1)	Cognizant shall promptly notify NAIC of any changes in Law to which it becomes aware that may relate to the Service Recipient’s use of the Services or Cognizant Group’s delivery of the Services. The Parties shall work together to identify the impact of such changes on NAIC Group’s use and Cognizant Group’s delivery of the Services.

(2)	Unless a change in Law causes the delivery of any part of the Services to become impossible, Cognizant Group shall perform such Services regardless of changes in Law.

– NAIC Confidential –

(3)	Each Party shall bear the cost to comply with any changes in Laws (not related to the Services) applicable to such Party (e.g., Laws relating to the employment of its employees, employee tax withholding applicable to its employees and environmental and health and safety Laws relating to its employees or facilities). In addition, subject to Section 14.02(7), Cognizant Group shall bear (a) the costs to comply with any change in Law under Section 14.02(1)(b) and (b) any implementation costs to bring the Services into compliance with any change in Law under Section 14.02(1)(c). NAIC shall bear any increased ongoing costs with respect to the provision of the Services resulting from a change in Law under Section 14.02(1)(c).

Section 14.04 Cooperation with Regulators. As directed by NAIC Group, Cognizant Group shall work with those Governmental Authorities that regulate NAIC Group in an open and co-operative way, including: (1) meeting with such Governmental Authorities; (2) coordinating with NAIC Group to provide to representatives or appointees of such Governmental Authorities any applicable materials, records and information relating to the Services or allowing any such representatives or appointees access to such materials, records and information relating to the Services and providing such facilities as such representatives or appointees may reasonably require; and (3) permitting representatives or appointees of such Governmental Authorities to have access on demand to any of its premises to the extent relating to the Services.

ARTICLE 15 REPRESENTATIONS, WARRANTIES AND COVENANTS.

Section 15.01 NAIC. NAIC represents, warrants and covenants that:

(1)	it is a corporation duly organized, validly existing and in good standing under the Laws of Delaware;

(2)	it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

(3)	the execution, delivery and performance of this Agreement has been duly authorized by NAIC and shall not conflict with, result in a breach of or constitute a default under any other agreement to which NAIC is a party or by which NAIC is bound;

(4)	it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on NAIC’s ability to fulfill its obligations under this Agreement;

(5)	it is in compliance with all Laws applicable to NAIC and has obtained all applicable governmental permits and licenses required of NAIC in connection with its obligations under this Agreement; and

(6)	there is no outstanding litigation, arbitrated matter or other dispute as of the date of execution of this MSA to which NAIC is a party which, if decided unfavorably to NAIC, would reasonably be expected to have a material adverse effect on Cognizant Group’s or NAIC Group’s ability to fulfill their respective obligations under this Agreement.

– NAIC Confidential –

Section 15.02 Cognizant. Cognizant represents, warrants and covenants that:

(1)	it is a corporation duly organized, validly existing and in good standing under the Laws of Delaware;

(2)	it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)	the execution, delivery and performance of this Agreement by Cognizant has been duly authorized by Cognizant and shall not conflict with, result in a breach of or constitute a default under any other agreement to which Cognizant Group is a party or by which Cognizant Group is bound;

(4)	it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Cognizant Group’s ability to fulfill its obligations under this Agreement;

(5)	Cognizant Group is in compliance with all Laws applicable to Cognizant Group and has obtained all applicable governmental permits and licenses required of Cognizant Group in connection with its obligations under this Agreement;

(6)	there is no outstanding litigation, arbitrated matter or other dispute as of the date of execution of this MSA to which Cognizant Group is a party which, if decided unfavorably to Cognizant Group, would reasonably be expected to have a material adverse effect on NAIC Group’s or Cognizant Group’s ability to fulfill their respective obligations under this Agreement;

(7)	the Cognizant Resources (and use thereof) do not infringe, and shall not infringe or cause the infringement of, the proprietary rights of a third party, except to extent such infringement is a result of: (a) use of the Cognizant Resources by NAIC Group in contravention of the Related Documentation or license granted to NAIC Group under Article 7 or an applicable SOW; (b) failure by NAIC Group to use new or corrected versions of such Cognizant Resources provided by Cognizant Group to NAIC Group with no additional charge (provided, however, that NAIC Group is notified that use of such new or corrected version is necessary to avoid infringement); (c) modifications made by NAIC Group or NAIC Agents other than at the direction of Cognizant Group; (d) Cognizant Group complying with instructions, specifications or designs required or provided by NAIC Group where such compliance necessarily would give rise to such infringement; or (e) combination of the Cognizant Resources by NAIC Group or NAIC Agents with products or systems other than those provided by, or authorized by, Cognizant Group;

(8)	Cognizant Group shall maintain Hardware and Software to the extent that Cognizant Group has maintenance responsibility for such assets, including: (a) maintaining Hardware in good operating condition, subject to normal wear and tear; (b) undertaking repairs and preventive maintenance on Hardware in accordance with the applicable Hardware manufacturer’s recommendations; and (c) performing Software and Hardware maintenance in accordance with the applicable Software or Hardware vendor’s documentation, recommendations and specifications;

– NAIC Confidential –

(9)	there shall be (a) no fraud by Cognizant Group in connection with any obligation of Cognizant Group under this Agreement and (b) no misuse, misappropriation or fraud (or, subject to Exhibit 9, mishandling or loss) with respect to funds delivered to, or otherwise under the control of, Cognizant Group;

(10)	in connection with Cognizant Group’s provision of the Services, Cognizant Group shall not wrongfully access, and shall not permit unauthorized persons or entities to access, NAIC Group’s information technology systems or networks and that any authorized access shall be consistent with such authorization and in accordance with NAIC Policies;

(11)	the Deliverables shall not contain any Disabling Code at the time of delivery and Cognizant Group shall (a) not introduce any Disabling Code into the NAIC Group computer systems and (b) use commercially reasonable efforts (including at a minimum use of then-current industry standard security and anti-virus tools) to prevent (i) the introduction of Viruses into the NAIC Group computer systems and (ii) Deliverables from containing any Viruses at the time of delivery; and

(12)	Cognizant Group shall ensure it has a valid work authorization with respect to each member of the Service Delivery Organization for each applicable jurisdiction.

Section 15.03 Repair and Re-performance. In the event of a breach of Section 7.03(2), Section 7.03(3) or Section 15.02(11), Cognizant Group shall correct such breach as soon as reasonably possible commensurate with the nature and effect of such breach, but in no event later than 30 days after notification from NAIC Group, or such other period agreed upon by the Cognizant Service Delivery Executive and NAIC Senior Executive in writing or by electronic mail. Such correction shall be repairing or replacing any applicable Deliverable, such that the corrected Deliverable complies with such representations, warranties and covenants. If the breach is not so corrected in accordance with the foregoing sentence, NAIC Group may:

(1)	extend the time for Cognizant Group to correct such breach (if correction is commercially practical);

(2)	receive an appropriate, agreed-upon reduction in the Fees for such Deliverable (which reduction shall be in the form of a credit note, if requested by NAIC Group); or

(3)	in addition to its other rights and remedies under this Agreement, receive a refund of all Fees for such Deliverable to the extent NAIC Group returns or certifies destruction of the applicable Deliverable.

If NAIC Group selects the option set forth in Section 15.03(1), and the breach remains uncorrected at the end of the extended time, NAIC Group shall have the same options. Any repaired or replaced Deliverable, shall be subject to the same representations, warranties, covenants and remedies for a new warranty period that begins on the date correction is completed.

Section 15.04 Obligation to Replace. In the case of a breach of Section 15.02(7), or a Claim with respect to such Section, Cognizant Group shall use its best efforts to either: (1) procure for NAIC Group the right to continue using or receiving the applicable Cognizant Resource; or (2) replace or modify the applicable Cognizant Resource to be non-infringing without degradation or loss of functionality. If neither remedy is possible, NAIC Group may receive a refund of all Fees for such Cognizant Resource to the extent NAIC Group returns or certifies destruction of the applicable Cognizant Resource.

– NAIC Confidential –

Section 15.05 Pass-Through Warranties. Cognizant Group shall, to the extent permissible, pass-through to NAIC Group all available warranties and provide all available (including extended) applicable original equipment manufacturer and additional warranties that Cognizant Group has obtained for third party Hardware used to provide the Services. Cognizant Group shall obtain and pass-through to NAIC Group any warranties required by the specifications for Hardware procured on behalf of NAIC Group.

Section 15.06 Disclaimer. NEITHER MSA CONTRACTING PARTY MAKES ANY REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS ARTICLE. EACH MSA CONTRACTING PARTY EXPLICITLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 16 INDEMNIFICATION.

Section 16.01 NAIC. NAIC shall defend, indemnify and hold harmless the Cognizant Indemnified Parties from and against any Loss relating to a Claim by a third party against the Cognizant Indemnified Parties:

(1)	that the NAIC IP or use thereof infringes, or causes the infringement of, the proprietary rights of a third party, except to the extent such infringement is a result of: (a) use of the NAIC IP by Cognizant Group in contravention of the Related Documentation or license granted to Cognizant Group under Article 7 or an applicable SOW; (b) failure by Cognizant Group to use new or corrected versions of such NAIC IP provided by NAIC Group to Cognizant Group with no additional charge (provided, however, that Cognizant Group is notified that use of such new or corrected version is necessary to avoid infringement); (c) modifications made by Cognizant Group or a Cognizant Agent other than at the direction of NAIC Group; (d) NAIC Group complying with instructions, specifications or designs required or provided by Cognizant Group where such compliance necessarily would give rise to such infringement; or (e) combination of the NAIC IP by Cognizant Group or a Cognizant Agent with products or systems other than those provided by, or authorized by, NAIC Group;

(2)	relating to any taxes, interest, penalties or other amounts assessed against Cognizant Group that are the obligation of NAIC Group pursuant to Article 10;

(3)	relating to breach of Article 13, Section 14.01 or Section 22.06 by NAIC Group, except to the extent such breach is caused by Cognizant Group or a Cognizant Agent;

(4)	relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by NAIC in Section 15.01(1), Section 15.01(2), Section 15.01(3) or Section 15.01(4);

(5)	relating to (a) injury or death of any person (including employees of Cognizant Group or NAIC Group) or (b) the loss of or damage to any tangible property (including tangible property of the employees of Cognizant Group or NAIC Group), in each case, resulting from the acts or omissions (including breach of contract) of NAIC Group; or

(6)	relating NAIC Group’s employment or termination of the employment of any Affected Employee during any period prior to such Affected Employee’s Transfer Date (or for those Affected Employees that do not transfer to Cognizant Group, any period prior to, on or after the Go-Live Date) by NAIC Group (to the extent such termination does not result from Cognizant Group’s failure to hire an Affected Employee in accordance with Attachment H to the applicable SOW), including any claim by any Affected Employee that arises under any Law (including, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990 and ERISA and all other Laws regulating the terms and conditions of employment), under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any benefit plans or under any policy, agreement, understanding or promise, written, oral or implied, formal or informal, between NAIC Group and such Affected Employee.

– NAIC Confidential –

NAIC shall indemnify Cognizant Indemnified Parties from any costs reasonably incurred in connection with enforcing this Section.

Section 16.02 Cognizant. Cognizant shall defend, indemnify and hold harmless the NAIC Indemnified Parties from and against any Loss relating to a Claim by a third party against the NAIC Indemnified Parties:

(1)	that the Cognizant Resources or use thereof infringes, or causes the infringement of, the proprietary rights of a third party, except to the extent such infringement is a result of: (a) use of the Cognizant Resources by NAIC Group in contravention of the Related Documentation or license granted to NAIC Group under Article 7 or an applicable SOW; (b) failure by NAIC Group to use new or corrected versions of such Cognizant Resources provided by Cognizant Group to NAIC Group with no additional charge (provided, however, that NAIC Group is notified that use of such new or corrected version is necessary to avoid infringement); (c) modifications made by NAIC Group or a NAIC Agent other than at the direction of Cognizant Group; (d) Cognizant Group complying with instructions, specifications or designs required or provided by NAIC Group where such compliance necessarily would give rise to such infringement; or (e) combination of the Cognizant Resources by NAIC Group or a NAIC Agent with products or systems other than those provided by, or authorized by, Cognizant Group;

(2)	relating to any taxes, interest, penalties or other amounts assessed against NAIC Group that are the obligation of Cognizant Group pursuant to Article 10;

(3)	relating to a breach of Section 8.01, Section 8.04, Article 13, Section 14.02 or Section 22.06 by Cognizant Group;

(4)	relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by Cognizant in Section 15.02(1), Section 15.02(2), Section 15.02(3), Section 15.02(4), Section 15.02(7), Section 15.02(9), Section 15.02(10), Section 15.02(11) or Section 15.02(12);

(5)	relating to (a) injury or death of any person (including employees of Cognizant Group or NAIC Group, or customers of NAIC Group) or (b) the loss of or damage to any tangible property (including tangible property of the employees of Cognizant Group or NAIC Group, or customers of NAIC Group), in each case, resulting from the acts or omissions (including breach of contract) of Cognizant Group;

(6)	by a Cognizant Agent, a member of the Service Delivery Organization or any third party to whom Cognizant Group owes a duty or obligation, except to the extent such claim is directly due to an act or omission of NAIC Group;

(7)	relating to the gross negligence or willful misconduct of Cognizant Group;

– NAIC Confidential –

(8)	relating to Cognizant Group’s offer to employ any Affected Employees, including (a) any acts or omissions with respect to making offers to or employing any Affected Employee and (b) the terms of any offer provided to any Affected Employee or the terms of employment provided to any Transferred Employee, other than a Loss arising from a claim that such offer or term violated an obligation (e.g., through an employee policy, NAIC Group plan or contract) that NAIC Group owed to such Affected Employee or Transferred Employee; or

(9)	relating to Cognizant Group’s employment or termination of the employment of any Transferred Employee during any period on or after such Transferred Employee’s Transfer Date, including any claim by a Transferred Employee that arises under any Law (including, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990 and ERISA and all other Laws regulating the terms and conditions of employment), under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any benefit plans or under any policy, agreement, understanding or promise, written, oral or implied, formal or informal, between Cognizant Group and such Affected Employee or Transferred Employee.

Cognizant shall indemnify NAIC Indemnified Parties from any costs reasonably incurred in connection with enforcing this Section.

Section 16.03 Indemnification Procedures. If any Claim is commenced against an Indemnified Party, prompt notice thereof shall be given by the Indemnified Party to the Indemnifying Party. At the Indemnifying Party’s cost and expense: (1) the Indemnifying Party shall immediately take control of the defense of such Claim and shall engage attorneys acceptable to the Indemnified Party to defend such claim; and (2) the Indemnified Party shall cooperate with the Indemnifying Party (and its attorneys) in the defense of such Claim. The Indemnified Party may, at its own cost and expense, participate on a non-controlling basis (through its attorneys or otherwise) in such defense. The Indemnifying Party shall not enter into any settlement of such Claim that does not include a full release of the Indemnified Party or involves a remedy other than the payment of money, without the Indemnified Party’s consent. If the Indemnifying Party does not assume control over the defense of a Claim as provided in this Section, the Indemnified Party may defend the Claim in such manner as it may deem appropriate, at the reasonable cost and expense of the Indemnifying Party.

Section 16.04 Contribution. If any Claim entitles each MSA Contracting Party to indemnification from the other under Section 16.01 or Section 16.02, then the MSA Contracting Parties shall allocate between themselves any loss, liability or costs arising out of or relating to such Claim according to each MSA Contracting Party’s relative share of liability.

ARTICLE 17 LIMITATION OF LIABILITY.

Section 17.01 Direct Damages. Each of the MSA Contracting Parties shall be liable to the other for any damages arising out of or relating to its performance or failure to perform its obligations under this Agreement; provided, however, that the liability of an MSA Contracting Party to the other, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for any event, act or omission occurring during the MSA Term shall not exceed, in the aggregate, an amount equal to the greater of (1) $25,000,000 and (2) the Fees paid or payable by NAIC Group for the 24 consecutive month portion of the MSA Term preceding the date of the occurrence of the applicable event, act or omission giving rise to such damages or, if less than 24 months have elapsed since the MSA Effective Date, then 24 times the average monthly Fees paid during the elapsed time since the MSA Effective Date (the “Damages Cap”).

– NAIC Confidential –

Section 17.02 Consequential Damages. Neither MSA Contracting Party shall be liable for, nor shall the measure of damages include, any indirect (for clarity, interest and tax consequences shall be considered direct damages), consequential, special, exemplary or punitive damages, including any loss of business or loss of profits arising out of or relating to its performance or failure to perform under this Agreement, regardless of the form of action or theory of recovery and even if such MSA Contracting Party has been advised of the possibility of such damages or such damages could have been reasonably foreseen by such MSA Contracting Party.

Section 17.03 Exclusions.

(1)	The limitation or exculpation of liability set forth in Section 17.01 or Section 17.02 shall not apply in the case of:

(a)	any Losses resulting from Abandonment by Cognizant Group;

(b)	any Losses resulting from the gross negligence or willful misconduct of a Party;

(c)	any Losses resulting from the infringement of a Party’s IP by the other Party under this Agreement;

(d)	any Losses resulting from a breach of Section 8.01, or Section 8.04, by Cognizant Group;

(e)	any Losses resulting from a breach of Article 13 by a Party;

(f)	any Losses resulting from a breach of Section 14.01 by NAIC Group or Section 15.01(1), Section 15.01(2), Section 15.01(3), Section 15.01(4) by NAIC;

(g)	any Losses resulting from a breach of Section 14.02(1) by Cognizant Group or Section 15.02(1), Section 15.02(2), Section 15.02(3), Section 15.02(4), Section 15.02(7), Section 15.02(9), Section 15.02(10), Section 15.02(11) or Section 15.02(12) by Cognizant Group; or

(h)	the indemnification obligations of either MSA Contracting Party.

(2)	The limitation of liability set forth in Section 17.01 shall not apply in the case of (a) the failure of NAIC Group to pay any Fees, due and payable to Cognizant Group in accordance with this Agreement or (b) the failure of Cognizant to issue any credits or other amounts, due and payable to NAIC Group in accordance with this Agreement.

(3)	Any Loss that is a Broken Transaction Loss or Write Off shall (a) not be subject to the limitation of liability in Section 17.01, but shall be subject the limitations of liability set forth in the applicable SOW and (b) be deemed to be a direct damage and, as a result, to which the exculpation of liability set forth in Section 17.02 shall not apply.

Section 17.04 Assignment of Claims. Any cause of action arising under this Agreement that may be brought (1) by an Affiliate of NAIC (including any such Affiliate that enters into an SOW), shall be brought by NAIC or (2) by an Affiliate of Cognizant (including such Affiliate that enters into an SOW), shall be brought by Cognizant. Each MSA Contracting Party shall be entitled to the benefit of all rights, defenses, counterclaims and other protections to which their applicable Affiliates may be entitled with respect to any such cause of action.

– NAIC Confidential –

Section 17.05 Injunctive Relief. Without limiting any rights of NAIC Group or Cognizant Group to obtain equitable relief under Law, NAIC Group and Cognizant Group acknowledge and agree that (1) any breach (or threatened breach) of Section 2.01, Section 3.01, Section 3.16, Section 6.03, Article 7, Section 8.01, Section 8.05, Article 13, Section 19.15, Section 19.16 or Article 21 by Cognizant Group shall be deemed to cause immediate and irreparable injury to NAIC Group, and in the event of such breach (or threatened breach), NAIC Group shall be entitled to seek injunctive relief, without bond or other security; and (2) any breach (or threatened breach) of Section 3.16, Article 7, Section 12.06, or Article 13 by NAIC Group shall be deemed to cause immediate and irreparable injury to Cognizant Group, and in the event of such breach (or threatened breach), Cognizant Group shall be entitled to seek injunctive relief, without bond or other security. The provisions of Section 11.03 shall not apply with respect to any request for such injunctive relief.

ARTICLE 18 INSURANCE.

Section 18.01 Coverage. Cognizant Group shall carry and maintain in force, with reputable insurance companies authorized to do business in the jurisdictions where the Services are performed, insurance of the types and in the amounts of the minimum coverage, including:

(1)	Workers compensation in the statutory required limits in accordance with the applicable federal, state, municipal, local, territorial or other statutory requirements.

(2)	Employer’s liability insurance with limits not less than $1,000,000 per accident covering all employees engaged in the work. A waiver of subrogation shall be provided in favor of NAIC Group.

(3)	Commercial general liability insurance (including bodily injury, death and property damage) in an amount of not less than $1,000,000 (combined single limit on each occurrence and $2,000,000 in the aggregate) and umbrella liability coverage in the amount not less than $5,000,000 per occurrence and in the aggregate. Such coverage shall include blanket contractual liability (including liability assumed under this MSA or an SOW), broad form property damage liability (including coverage for extra expenses and lost profits), products and completed operations liability, personal injury liability (including invasion of privacy, libel or slander). NAIC Group shall be named as additional insured to the commercial general and umbrella liability policies. A waiver of subrogation shall be provided in favor of NAIC Group.

(4)	Automobile liability insurance for owned, non-owned, leased, hired, operated and/or licensed automobiles, trucks, tractors, all-terrain vehicles with limits of not less than $2,000,000 per accident for accidental injury to one or more persons or damage to or destruction of property as a result of one accident or occurrence. NAIC Group shall be named as an additional insured on the automobile liability policy.

(5)	Crime insurance to include the following coverages: employee theft, forgery or alteration, and computer fraud and funds transfer fraud. Coverage limits shall not be less than $10,000,000 per claim and in the aggregate. The policy shall include NAIC Group as loss payee, A.I.M.A.

(6)	Professional liability insurance in a limit not less than $10,000,000 per claim and in the aggregate for liability arising out of any negligent act, error, mistake or omission of Cognizant Group. Professional liability shall include cyber liability, breach notification cost coverage, network security and privacy liability coverage. The coverage must respond to all claims reported within three years following the period for which coverage is required.

(7)	Business travel accident insurance in a limit not less than $1,000,000 per occurrence.

– NAIC Confidential –

Section 18.02 Cost of Insurance Coverage. All insurance coverage shall be provided at Cognizant Group’s sole cost and expense. The deductible amounts for each of the policies in Section 18.01 shall be borne by Cognizant Group.

Section 18.03 Certificate of Insurance Coverage. Within 10 days after the MSA Effective Date and otherwise upon NAIC Group’s request, Cognizant Group shall furnish to NAIC Group certificates of insurance acceptable to NAIC Group (including evidence of renewal of insurance) evidencing all coverage referenced in Section 18.01 including, as applicable, evidence that NAIC and its Affiliates shall be named as additional insureds to each applicable liability policy by means of the certificates of insurance. Cognizant shall provide NAIC 30 days prior notice of any planned cancellation of the coverage by Cognizant Group, and shall promptly notify NAIC of any cancellation of the coverage by the applicable insurer. Cancellation or material alteration shall not relieve Cognizant Group of its continuing obligation to maintain insurance coverage in accordance with this Article.

Section 18.04 Status and Rating of Insurance Company. All insurance coverage shall be written through insurance companies authorized to do business in the state in which the work is to be performed and rated no less than A- VII in the most current edition of A.M. Best’s Key Rating Guide.

ARTICLE 19 TERM AND TERMINATION.

Section 19.01 Term.

(1)	This MSA shall commence on the MSA Effective Date and continue until terminated in accordance with this Article (the “MSA Term”).

(2)	The term of an SOW shall commence on the SOW Effective Date and continue until the end of the last Termination Assistance Period after the earlier of (a) the expiration date specified in such SOW or, if no expiration date is specified, the date on which all work under such SOW is completed in accordance with the terms and conditions of such SOW, (b) the date upon which such SOW is terminated in accordance with its terms, or (c) the date upon which this MSA is terminated in accordance with its terms (the “SOW Term”).

Section 19.02 Termination for Cause.

(1)	NAIC may terminate this MSA upon notice to Cognizant if Cognizant Group has materially breached an obligation pursuant to this Agreement (or a series of non-material breaches which collectively constitute a material breach), and fails to cure such breach within 30 days after receipt of notice thereof, if such breach is susceptible to cure. If such breach is not susceptible to cure, NAIC may terminate this MSA on 30 days’ notice to Cognizant. The cure period in this Section 19.02(1) shall not apply to, and shall not prejudice, any specific right in any other Section of this Agreement to terminate this MSA.

(2)	NAIC may terminate an SOW upon notice to Cognizant if Cognizant Group has materially breached an obligation pursuant to the applicable SOW (or a series of non-material breaches which collectively constitute a material breach), and fails to cure such breach within 30 days after receipt of notice thereof, if such breach is susceptible to cure. If such breach is not susceptible to cure, NAIC may terminate the applicable SOW on 30 days’ notice to Cognizant. The cure period in this Section 19.02(2) shall not apply to, and shall not prejudice, any specific right in any other Section of this Agreement to terminate an SOW.

– NAIC Confidential –

(3)	If NAIC Group breaches its obligation to pay Fees not otherwise disputed in good faith pursuant to an SOW and fails to cure such breach within 30 days after receipt by NAIC of notice thereof from Cognizant referencing this Section 19.02(3) then, after such 30 day period, Cognizant shall provide NAIC a second notice of such breach referencing this Section 19.02(3). If NAIC fails to cure such breach within 15 days after its receipt of such second notice, then Cognizant may terminate the applicable SOW upon notice to NAIC.

Section 19.03 Termination for Convenience. NAIC may terminate this MSA, an SOW, Tower or Service upon 90 days’ notice to Cognizant at any time without cause. In the event of the termination of an SOW pursuant to this Section, NAIC shall pay to Cognizant on the last day of the applicable Termination Assistance Period the termination fees set forth in the applicable SOW.

Section 19.04 Termination for Change in Control. Upon 90 days’ notice to Cognizant, NAIC may terminate: (1) this MSA in the event of a Change in Control of (a) Cognizant or the disposition of the business performing the Services or (b) NAIC; or (2) an SOW in the event of a Change in Control of the Cognizant Group entity that is a party to such SOW or the disposition of the business performing the Services under such SOW.

Section 19.05 Termination for Deterioration of Financial Condition. NAIC may terminate this MSA in the event that: (1) Cognizant files a voluntary petition in bankruptcy or an involuntary petition is filed against it; (2) Cognizant is adjudged bankrupt; (3) a court assumes jurisdiction of the assets of Cognizant under a federal reorganization act, or other statute; (4) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of Cognizant; (5) Cognizant becomes insolvent, suspends business or ceases to conduct its business in the ordinary course; (6) Cognizant makes an assignment of its assets for the benefit of its creditors; (7) the occurrence of a material adverse change in Cognizant’s business, properties, financial condition or operations adversely affecting the provision of Services; (8) Cognizant’s external auditor gives Cognizant a “going concern” explanation or qualification; or (9) Moody’s, Standard & Poor’s or Fitch, or other equivalent rating agency, lowers Cognizant’s credit rating below “investment grade” (e.g., in the case of Moody’s, a rating lower than Baa3; in the case of Standard & Poor’s, a rating lower than BBB-; in the case of Fitch, a rating lower than BBB-; or, if the defined ratings shall have been revised by Moody’s, Standard & Poor’s or Fitch, an equivalent rating). Cognizant shall give NAIC prompt notice of any such event.

Section 19.06 Termination for Service Level Failure. NAIC may terminate this MSA or the applicable SOW, Tower or Service upon notice to Cognizant if (1) the same Service Level Default under an SOW occurs in three consecutive months or three times in any six consecutive months or (2) more than five percent of the Service Measurements in any Tower or in the aggregate under any SOW, result in Service Level Defaults in any rolling 12-month period.

Section 19.07 Termination for Service Failure. NAIC may terminate this MSA or the applicable SOW, Tower or Service upon notice to Cognizant if Cognizant Group fails to provide a Service under an SOW for any reason (other than a Force Majeure Event) and fails to cure such failure within the applicable Recovery Time Objective set forth in the Business Continuity Plan or Disaster Recovery Plan (or, if no time frame is specified, within 10 days after the initial failure to provide such Service).

Section 19.08 Termination for Change in Law. NAIC may terminate this MSA or the applicable SOW, Tower or Service upon 90 days’ notice (or such earlier period of time as required by a Governmental Authority) to Cognizant if any change in Law, or an applicable Governmental Authority imposes a binding restriction or requirement that makes, or shall make, it impossible for NAIC Group to continue to receive the Services under an SOW; provided, however, that the MSA Contracting Parties shall negotiate in good faith a work around with respect to such change in Law or binding restriction or requirement during such 90 day period. In the event that such change in Law or issuance of guidance is due primarily to the actions of Cognizant Group, its Affiliates or agents (whether or not related to the Services), then such termination shall be treated as if it were a termination for cause.

– NAIC Confidential –

Section 19.09 Termination for Failure to Refresh Damages Cap. NAIC may terminate this MSA upon notice to Cognizant if the aggregate liability for claims asserted by NAIC under this MSA exceeds the Damages Cap and Cognizant does not agree to restore the Damages Cap to the amounts set forth in Section 17.01 within 30 days after receipt of notice thereof by NAIC.

Section 19.10 Termination for Force Majeure. NAIC may terminate this MSA or the applicable SOW, Tower or Service upon notice to Cognizant if a Force Majeure Event prevents, hinders or delays performance of a Service for more than 10 days after the date of such event.

Section 19.11 Other Terminations. In addition to the provisions of this Article, this MSA or the applicable SOW, Tower or Service may be terminated as provided in Section 2.03(2) Section 8.03(5), Section 11.04(6) and Section 14.02(6).

Section 19.12 Termination Fees. Except as set forth in an SOW, there shall be no termination fees in connection with a termination under this Agreement.

Section 19.13 Continuing Obligations. Any termination or expiration of this MSA, or an SOW, Tower or Service shall not relieve or release either Party from any rights, liabilities or obligations that may have accrued under the Law or this Agreement.

Section 19.14 Effect of Termination. In the event of a termination or expiration of this MSA, or an SOW, Tower or Service:

(1)	Cognizant Group shall implement the Exit Plan in respect of the expired or terminated Services, upon NAIC’s request.

(2)	Unless required in connection with NAIC Group’s receipt of any other Services, the rights granted to Cognizant in Section 7.01 shall terminate at NAIC’s direction and Cognizant Group shall (a) deliver to NAIC Group, at no cost or expense to NAIC Group, a current copy of the NAIC IP and (b) destroy or erase all other copies of the NAIC IP in Cognizant Group’s possession. Cognizant Group shall, upon NAIC’s request, certify in writing to NAIC, in a form reasonably acceptable to NAIC and executed by an authorized officer of Cognizant, that all such copies have been destroyed or erased.

(3)	Cognizant Group shall be entitled to payment for the expired or terminated Services performed through the effective date of termination (including works in progress). Such payment shall be apportioned according to any deliverable payment milestones or fixed price arrangements if payment is other than on a time and materials basis. However, Cognizant Group shall not be entitled to any payment for deliverable milestones that have not been met if termination is by NAIC due to breach by Cognizant Group.

(4)	Cognizant Group shall deliver to NAIC a copy of any applicable Cognizant IP (other than any third party Cognizant IP) licensed to NAIC Group for its use after the SOW Term in accordance with Section 7.02.

– NAIC Confidential –

(5)	Cognizant Group shall (a) deliver to NAIC a copy of all Developed IP used in connection with the expired or terminated Services, in the form in use as of the date of termination or expiration and (b), unless required in connection with NAIC Group’s receipt of any other Services, destroy or erase all other copies of Developed IP in Cognizant Group’s possession. Cognizant Group shall, upon NAIC’s request, certify in writing to NAIC, in a form reasonably acceptable to NAIC and executed by an authorized officer of Cognizant, that all such copies have been destroyed or erased.

(6)	Unless required in connection with NAIC Group’s receipt of any other Services, agreements for maintenance, business continuity, disaster recovery or other third party services used in connection with the expired or terminated Services, upon NAIC’s request, Cognizant Group shall transfer, assign or sublicense such third party agreements to NAIC or its designee and Cognizant Group shall reasonably assist NAIC to transfer or assign such agreements to NAIC or its new service provider, on terms and conditions acceptable to all applicable parties. The obligation in this Section 19.14(6) shall not apply to any “master service agreements” Cognizant Group may have with a third party that do not provide for such transfer; provided, however, that Cognizant provides notice to NAIC of such restriction prior to using such third party to provide Services and obtains NAIC’s approval to use such Cognizant IP to provide the Services.

(7)	Unless required in connection with NAIC Group’s receipt of any Services, upon NAIC’s request, Cognizant Group shall sell (or assign) to NAIC or its new service provider the Cognizant Hardware owned (or leased) by Cognizant and used by Cognizant Group or Cognizant Agents primarily for the benefit of NAIC Group to perform the expired or terminated Services, free and clear of all liens, security interests or other encumbrances. If sold, the purchase price shall equal (on the date of transfer) the fair market value, as shall be determined by an agreed upon appraisal.

Section 19.15 Termination Assistance.

(1)	If an SOW, Tower or Service terminates or expires, in whole or in part, for any reason (including termination by Cognizant Group pursuant to Section 19.02(3)) NAIC Group may require Cognizant Group, for up to 24 months after the effective date of such termination or expiration, to: (a) continue to perform the terminated or expired Services (or portion thereof) under the applicable SOW; (b) reasonably cooperate with NAIC Group or another supplier designated by NAIC Group in the transfer of the Services to NAIC Group or such other supplier in order to facilitate the transfer of the Services to NAIC Group or such other supplier; and (c) perform any other services requested by NAIC Group to transfer the provision of the terminated or expired Services to NAIC Group or another supplier, including any services set forth in the Exit Plan and Exhibit 5 (the services in clauses (a) through (c), the “Termination Assistance Services”). The Termination Assistance Services shall be considered “Services” and shall be performed in accordance with this Agreement. If there are no established rates for the services in clause (c), the Parties shall negotiate rates for such services consistent with the Fees (e.g., comparable rates then-being paid by NAIC Group and at a discount that is consistent with any discount provided in the applicable SOW to Cognizant Group’s standard rates). There shall be no additional Fees for providing the reasonable cooperation described in clause (b) unless such cooperation requires additional resources over and above those used to provide the Services without causing disruption in the Services. During any Termination Assistance Period, the Termination Assistance Services shall be of the same quality, level of performance and scope as provided prior to termination, but not less than as required under this Agreement.

– NAIC Confidential –

(2)	If an SOW is terminated by Cognizant in accordance with Section 19.02(3), and NAIC Group fails to pay any undisputed amounts for the Termination Assistance Services under such SOW in accordance with Section 9.01 (or such other invoicing terms set forth in such SOW), then the invoicing terms set forth in Section 9.01 (or such SOW) shall be replaced with the provisions of this Section 19.15(2) with respect to the invoicing of Termination Assistance Services under such SOW during the remainder of the Termination Assistance Period. Cognizant may invoice NAIC up to 15 Business Days prior to the beginning of the next month and NAIC shall pay such invoice within 10 Business Days after receipt of such invoice. In the immediately following month, Cognizant shall true-up the Fees for the preceding month based on the amount of Termination Assistance Services actually consumed by NAIC Group. Cognizant shall charge or credit, as applicable, the amount of such true-up Fees on its next invoice to NAIC Group. If such credit is greater than the remaining payments under such SOW then NAIC Group shall receive a refund in an amount equal to such credit from Cognizant no later than 10 days after the applicable month. If NAIC Group fails to make any payments not otherwise disputed in good faith when due under this Section 19.15(2), Cognizant Group shall not be required to perform the Termination Assistance Services under such SOW.

Section 19.16 Hiring of Service Delivery Organization. As of the date a determination is made that there shall be an expiration or termination pursuant to this Article, with respect to the then-current members of the Service Delivery Organization providing the expired or terminated Services (“Affected Service Delivery Organization Member”), Cognizant Group shall not terminate, reassign or otherwise remove from the Service Delivery Organization any Affected Service Delivery Organization Member (subject to Section 2.02 of Exhibit 5) and, upon NAIC Group’s request, Cognizant Group shall (1) provide NAIC Group with the name of each Affected Service Delivery Organization Member, his or her job description, (2) provide NAIC Group full access to such Affected Service Delivery Organization Member and (3) allow NAIC Group or its designee to meet with and extend offers of employment to (a) any Transferred Employee who is then-currently an Affected Service Delivery Organization Member and is dedicated to the account and (b) any Affected Service Delivery Organization Member fulfilling one of the roles described in the applicable SOW. Cognizant Group shall waive any restrictions that may prevent such Affected Service Delivery Organization Member from being hired by NAIC Group pursuant to this Section and Cognizant Group shall not provide any competing employment offer to any such Affected Service Delivery Organization Members and shall take such other actions reasonably requested by NAIC Group to cause such Affected Service Delivery Organization Member to seamlessly transfer to NAIC Group (or its designee); provided, however, that Cognizant Group shall not be liable under this MSA if an Affected Service Delivery Organization Member elects to continue his or her employment with Cognizant Group. Additionally, Cognizant Group shall not make any other material change to the terms or conditions of its employment of such Affected Service Delivery Organization Members other than such changes that are made in accordance with Cognizant Group’s normal personnel practices and cycles.

ARTICLE 20 FORCE MAJEURE, BUSINESS CONTINUITY AND DISASTER RECOVERY.

Section 20.01 Business Continuity and Disaster Recovery.

(1)	Subject to Section 20.02, if a Force Majeure Event or Business Continuity Event affects, or is reasonably like to affect, Cognizant Group’s ability to provide the Services, then Cognizant Group shall (a) immediately notify NAIC Group thereof and describe the event in reasonable detail, (b) implement the Business Continuity Plan and Disaster Recovery Plan at its cost and expense and (c) restore the Services in accordance with the Recovery Time Objectives. Cognizant Group shall keep NAIC actively informed during a Force Majeure Event or Business Continuity Event. Cognizant Group shall also maintain a log of each Force Majeure Event and Business Continuity Event, the impact of such event and the actions taken to address the event.

– NAIC Confidential –

(2)	Upon prior notice to NAIC, Cognizant Group shall periodically, but no less than twice each year, test the operability of each Business Continuity Plan and Disaster Recovery Plan. Such tests shall include those business continuity or disaster recovery scenarios reasonable specified by NAIC (e.g. Level I, Level II, or Level III, as defined in the NAIC Policy “BCM Minimum Standards”) and, upon NAIC’s request, include integrated testing with NAIC’s business continuity and disaster recovery plans. Cognizant Group shall (a) provide NAIC Auditors with a then-current copy of the Business Continuity Plan and Disaster Recovery Plan, (b) permit NAIC Group to observe and participate in any test of the Business Continuity Plan or Disaster Recovery Plan, (c) provide NAIC Group with applicable portions of any internal reports with respect to any test of the Business Continuity Plan and Disaster Recovery Plan, (d) remediate any deficiencies identified in the Business Continuity Plan and Disaster Recovery Plan and (e) certify in writing to NAIC, in a form reasonably acceptable to NAIC and executed by an authorized officer of Cognizant, that the Business Continuity Plan and Disaster Recovery Plan have been tested and remediated in accordance with this Section. Cognizant Group shall cause (i) the then-current copy of the Business Continuity Plan and Disaster Recovery Plan to be available to NAIC Group at all times in written or electronic format and (ii) each Service Location to maintain a hardcopy of the Business Continuity Plan and Disaster Recovery Plan for such Service Location in a secure location within such Service Location.

(3)	Prior to providing the Services from a Service Location, Cognizant Group shall develop a Business Continuity Plan and Disaster Recovery Plan for the Services to be provided from such Service Location. Each such plan shall (a) be developed to meet or exceed the Recovery Time Objectives applicable to the Services, (b) comply with NAIC Group’s policies for business continuity and disaster recovery and, unless waived by NAIC, include a redundant service location, uninterrupted power supply, redundant critical systems (including telephony) and such other requirements set forth in Exhibit 10 and (c) be subject to Acceptance by NAIC. Each Business Continuity Plan and Disaster Recovery Plan for Service Locations in the United States shall, subject to the terms of this Agreement, include telecommuting, if possible, by the affected Service Delivery Organization members.

(4)	Cognizant Group shall cooperate with any continuity risk assessment or business impact analysis conducted by NAIC Group. If as a result of a request by NAIC Group or the outcome of such assessment or analysis, a change is required to be made to a Business Continuity Plan or Disaster Recovery Plan, Cognizant Group shall make such change pursuant to the Change Procedures.

(5)	Cognizant Group shall establish a crisis management team at each Service Location and permit NAIC Group to designate individuals to participate as members of such team. The crisis management team shall meet quarterly and provide the minutes of such meeting to Cognizant Group. Upon NAIC Groups’ request, Cognizant shall designate members of the Service Delivery Organization to participate in NAIC Groups’ crisis management teams. In the event of a Force Majeure Event or Business Continuity Event, Cognizant Group shall implement its crisis management teams and cooperate with NAIC Groups’ crisis management teams.

Section 20.02 Force Majeure.

(1)	To the extent performance by an Affected Party of any of its obligations under this Agreement is prevented, hindered or delayed by a Force Majeure Event, the Affected Party shall be excused for such non-performance, hindrance or delay for as long as such Force Majeure Event continues; provided, however, that: (a) such Force Majeure Event is beyond the control of the Affected Party and could not be prevented by appropriate precautions; (b) the Affected Party is diligently attempting to recommence performance (including through alternate means); and (c) Cognizant Group, if it is the Affected Party, is implementing the Business Continuity Plan and Disaster Recovery Plan, as applicable.

– NAIC Confidential –

(2)	Notwithstanding Section 20.02(1), the occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Cognizant Group’s obligation to implement the Business Continuity Plan or Disaster Recovery Plan or to restore the Services in accordance with the Recovery Time Objectives, except to the extent that implementation of such Business Continuity Plan or Disaster Recovery Plan is directly prevented, hindered or delayed by a Force Majeure Event (and such Force Majeure Event was not contemplated by such Business Continuity Plan or Disaster Recovery Plan), in which case implementation of the Business Continuity Plan or Disaster Recovery Plan shall be excused pursuant to Section 20.02(1).

For example, if a tornado at a primary Service Location (Site A) prevents Service delivery from such Service Location and a flood prevents Service delivery from Site A’s disaster recovery site (Site B), subject to the following sentence, Cognizant Group shall be excused from non-performance of the Service from such Service Locations due to a Force Majeure Event under Section 20.01(1), assuming Cognizant continues to satisfy its obligations in Section 20.02(1)(b). If, however, the Business Continuity Plan and Disaster Recovery Plan contemplated a category tornado at Site A and flood at Site B (i.e., the plans were designed to provide for recovery in spite of a tornado and flood impacting during the same period), then failure to implement the Business Continuity Plan and Disaster Recovery Plan or to recover the Service in accordance with the Recovery Time Objectives shall not be excused by the Force Majeure Event under Section 20.02(1).

Section 20.03 Alternate Source. If any Force Majeure Event or Business Continuity Event prevents, hinders or delays performance of a Service for more than the applicable Recovery Time Objective set forth in the Business Continuity Plan or Disaster Recovery Plan (or, if no time frame is specified, more than 10 days after the date of such event), NAIC may authorize NAIC Group to procure such Services from an alternate source, or perform such Services for itself, and Cognizant Group shall reimburse NAIC Group for the reasonable costs and expenses in excess of the then-current Fees for such Services that are commercially reasonable under the circumstances and incurred by NAIC Group in procuring such Services, or NAIC Group’s reasonable out-of-pocket costs and expenses in excess of the then-current Fees for such Services to the extent NAIC Group performs such Services for itself for up to sixty days; provided, however, that if NAIC provides notice of termination of an SOW with respect to such Services, Cognizant Groups’ obligation to reimburse NAIC Group under this Section shall cease as of the date of such notice.

Section 20.04 No Payment for Unperformed Services. If Cognizant Group fails to provide the Services in accordance with this MSA and an applicable SOW due to the occurrence of a Force Majeure Event or Business Continuity Event, the Fees shall be adjusted in a manner such that NAIC is not responsible for the payment of any Fees for Services that Cognizant Group (or an alternate source obtained by Cognizant Group) fails to provide.

Section 20.05 Allocation of Resources. Whenever a Force Majeure Event or Business Continuity Event or other business continuity event causes Cognizant Group to allocate limited resources between or among Cognizant Group’s customers, Cognizant Group shall not provide to any of its other customers priority over the Service Recipients, except to the extent required by applicable Law.

– NAIC Confidential –

ARTICLE 21 STEP-IN RIGHTS.

Section 21.01 Step-in Rights. In the event of (1) an uncured material breach with respect to the Services, (2) a material disruption with respect to a Service (including a disruption arising out of a Force Majeure Event or Business Continuity Event), (3) two of the same Service Level Defaults occurring in three consecutive months or five of the same Service Level Defaults occurring in any rolling 12 months or (4) NAIC Group is directed, or required, by Law or Governmental Authority to step in, NAIC Group may step in to supervise or direct (including by demonstrating), or designate a NAIC Agent to step in to supervise or direct (including by demonstrating), Cognizant Group’s performance of the impacted Services, until such time that Cognizant Group can demonstrate the ability to perform such Services without such supervision or direction (the date NAIC steps-in, the “Step-In Date”). NAIC Group’s exercise of its rights under this Section shall not constitute a waiver by NAIC Group of any rights it may have (including NAIC Group’s rights to terminate this MSA, an SOW, Tower or Service) before, on or after the Step-In Date. Cognizant Group shall cooperate with NAIC Group or NAIC Agent in respect of such step-in including by providing access to Software, Hardware and Service Locations and any other assistance and information requested by NAIC Group or NAIC Agent, including by providing NAIC Group or NAIC Agent space at the Cognizant Service Location. In the event NAIC Group exercises its right to terminate this MSA, an SOW, Tower or Service in connection with the events giving rise to a step-in, NAIC Group may initiate or continue to exercise its step-in rights during the Termination Assistance Period. Cognizant Group shall be liable for NAIC Group’s reasonable costs and expenses up to sixty (60) days incurred as a result of exercising its rights under this Section pursuant to: (a) Section 21.01(1); (b) Section 21.01(2) and Cognizant Group is unable to restore the Services within the Recovery Time Objectives (subject to 20.02(2)); (c) Section 21.01(3); and (d) Section 21.01(4) where such directive or requirement is due to the wrongful act or omission of Cognizant Group.

Section 21.02 Step-out.

(1)	If NAIC Group exercised its step-in rights in accordance with Section 21.01, NAIC Group may elect to cease exercising its right to step-in at any time by giving notice to Cognizant (“Step-Out Notice”).

(2)	Within three Business Days after the Step-In Date, Cognizant Group shall develop a plan to demonstrate to NAIC Group how it shall resume the proper performance of the applicable Services (“Step-Out Plan”), and shall provide such Step-Out Plan to NAIC Group for approval. Approval by NAIC of the Step-Out Plan shall not constitute a waiver by NAIC Group of any rights it may have if Cognizant Group is unable to perform any of its obligations in accordance with the terms of this Agreement after the Step-Out Date. The Step-Out Plan and delivery of the Services shall remain Cognizant Group’s responsibility.

(3)	Following receipt and review of any Step-Out Plan, NAIC Group shall either (a) confirm the date for resumption of the affected Services by Cognizant Group as being the date set out in the Step-Out Notice or (b) revise the date to reflect the time to implement the Step-Out Plan and the state of readiness of Cognizant Group. The date notified by NAIC Group under clause (a) or clause (b) shall be the “Step-Out Date”. Once NAIC Group has notified Cognizant of a Step-Out Date, Cognizant Group shall devote all necessary resources to implement the Step-Out Plan such that delivery of the affected Services by Cognizant Group is restored to the Service Levels, and that the affected Services are delivered in accordance with all other provisions of this Agreement, from the Step-Out Date.

– NAIC Confidential –

(4)	During any step-in period, the MSA Contracting Parties shall meet at least weekly to discuss progress toward remedying the event which gave rise to exercise of the step-in right, including deciding whether or not Cognizant Group can resume performance of the affected Services. By exercising its right to step-in NAIC Group shall not, and shall not be deemed to, assume any obligation to resolve the event giving rise to its right to step-in or relieve Cognizant of any obligation or liability in relation to that event or relieve Cognizant of any of its other obligations or liabilities under this Agreement.

ARTICLE 22 MISCELLANEOUS.

Section 22.01 Amendment. No amendment of this MSA or an SOW shall be valid unless in writing and signed by an authorized representative of the MSA Contracting Parties (as designated by each entity from time-to-time).

Section 22.02 Assignment. Neither MSA Contracting Party shall assign this MSA or an SOW, or any amounts payable pursuant to this MSA or an SOW, without the consent of the other; provided, however, that NAIC may assign this MSA or an SOW to: (1) an entity acquiring all or substantially all of the assets of NAIC; (2) the successor in any merger involving NAIC; or (3) an Affiliate of NAIC; provided, however, that, in each case, such entity agrees in writing to assume and be bound by all obligations of NAIC under this MSA or the applicable SOW. This MSA shall be binding upon the successors and permitted assigns of the MSA Contracting Parties. Any assignment in violation of this Section shall be null and void ab initio.

Section 22.03 Consents, Approvals and Requests. Except as specifically set forth in this MSA or an SOW, all consents, acceptances and approvals to be given by either Party under this Agreement shall be in writing and shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

Section 22.04 Counterparts. This MSA may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

Section 22.05 Entire Agreement. This MSA supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and represents the entire agreement between the Parties with respect to that subject matter.

Section 22.06 Export. Each Party shall comply with all Export Controls. Prior to providing Cognizant with access to any technology or material (including data) in connection with the Services, NAIC Group shall promptly notify Cognizant of any technology or material that is subject to any classification other than EAR99 (or its non-U.S. equivalent) and, in such event, will (with cooperation and assistance from Cognizant Group): (1) identify the Export Controls (e.g. EAR or ITAR) and classifications (e.g. ECCN) applicable to such technology and materials, including any required third party licenses, consents or authorizations; (2) notify Cognizant of such Export Controls; and (3) obtain any such required third party licenses, consents or authorizations or, if and as requested by Cognizant Group, cooperate with and assist Cognizant Group in obtaining such third party licenses, consents or authorizations. Cognizant Group agrees to notify NAIC Group of any technology, technical data or information that it will provide to NAIC Group pursuant to this Agreement that is subject to control under applicable export regulations under any classification other than EAR99 (or its non-U.S. equivalent) and, in such event, will (a) identify the Export Controls (e.g. EAR or ITAR) and classifications (e.g. ECCN) applicable to such technology and materials, including any required third party licenses, consents or authorizations; (b) notify NAIC of such Export Controls; (c) obtain any such required third party licenses, consents or authorizations or, if and as requested by NAIC Group, cooperate with and assist NAIC Group in obtaining such third party licenses, consents or authorizations; and (d) provide any copies of such licenses, consents or authorizations requested by NAIC Group to demonstrate compliance with the Export Controls. In addition, Cognizant Group shall not access any NAIC Data from a country embargoed by the U.S.

– NAIC Confidential –

Section 22.07 Good Faith and Fair Dealing. Except where explicitly stated otherwise (e.g., use of “sole discretion”), the performance of all obligations and exercise of all rights by each Party shall be governed by the principle of good faith and fair dealing and by a commercially reasonable standard.

Section 22.08 Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each Party hereby irrevocably and unconditionally submits to the jurisdiction of (1) the United States District Court for the Southern District of New York and (2) the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party hereby agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding cannot be brought in such court for jurisdictional reasons, to commence such suit, action or other proceeding in the Supreme Court of the State of New York, New York County. Service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 22.13 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

Section 22.09 Continued Performance. Each Party agrees to continue performing its obligations under this MSA and any SOWs while a dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance) and without limiting either Party’s right to terminate this MSA an SOW, Tower or Service as provided in Article 19.

Section 22.10 Independent Contractor. Cognizant Group is an independent contractor with respect to NAIC Group. Officers, directors, employees, agents and contractors retained by or on behalf of Cognizant Group to perform Cognizant Group’s obligations under this Agreement shall at all times be under Cognizant Group’s exclusive direction and control and shall in no way be deemed to be an employee, agent or contractor of NAIC Group.

Section 22.11 No Co-Employment. Cognizant Group agrees and acknowledges, for itself and for the Service Delivery Organization, that:

(1)	The members of the Service Delivery Organization shall not be entitled to any benefits provided to employees of NAIC Group or its Affiliates, whether consisting of participation in an employee retirement, pension, supplemental compensation, defined contribution or similar plan; workers’ compensation; disability or other similar benefits; unemployment or other similar insurance or otherwise. Cognizant Group shall be responsible for providing all of the members of the Service Delivery Organization with all such benefits as may be required by Law or by the terms of any employee retirement, pension, supplemental compensation, defined contribution or similar plan in or to which Cognizant Group or any member of the Service Delivery Organization participates or contributes.

– NAIC Confidential –

(2)	NAIC Group shall not be responsible for, and Cognizant Group shall be exclusively responsible for, making payment of wages, salary or bonus or other amounts to the members of the Service Delivery Organization, and for withholding from such members all such amounts and making payments to the appropriate Governmental Authorities for any and all statutory withholdings and other amounts in connection with any and all governmental taxes or fees. NAIC Group shall further not be responsible for, and Cognizant Group shall be exclusively responsible for, any withholdings from payments to the Service Delivery Organization with respect to payments to any union, club or other organization of or to which Cognizant Group or any member of the Service Delivery Organization is a member or may be subject, or any employee retirement, pension, supplemental compensation, defined contribution or similar plan in or to which either Cognizant Group or any member of the Service Delivery Organization participates or contributes.

(3)	Cognizant Group acknowledges and agrees that NAIC Group shall have no responsibility for verifying the work authorization status of any of the members of the Service Delivery Organization.

Section 22.12 Non-Solicitation. Except as otherwise set forth in Section 19.16 and any transfer of employees expressly described in an SOW, during the MSA Term and for a period of 12 months following the termination or expiration of this MSA, each Party agrees not to, without the consent of the other Party, directly or indirectly, solicit for employment, hire or establish any consultancy or other working engagement with any employee of the other Party; provided, however, that nothing herein shall prevent either Party from (1) engaging in or using general solicitations to the public, general advertising, placement firm searches or similar means not directed or targeted at employees of the other Party and their Affiliates or (2) hiring any employee of the other Party (a) whose employment with such other Party has been terminated for at least 60 days prior to such hire or (b) who initiates contact with a Party in response to indirect means such as general solicitations to the public, general advertisement, placement firm searches or similar means not directed or targeted at such employee. If NAIC Group hires an employee of Cognizant Group in accordance with this Section during the term of the MSA, NAIC Group agrees not to have such employee manage Cognizant Groups’ performance under an SOW. In the event a Cognizant Group employee located in India or the Philippines responds to a general solicitation for work to be performed in India or the Philippines, within 6 months after the termination or expiration of this MSA, NAIC Group agrees to discuss with Cognizant Group in good faith whether the right to hire may be waived for such employee.

Section 22.13 Notices. All notices, requests, consents, approvals, agreements, authorizations, acceptances, rejections and waivers under this Agreement shall be in writing and shall be deemed given when: (1) delivered by hand or private, prepaid courier service to the person specified for the receiving MSA Contracting Party at the address specified; or (2) mailed to that addressee at that address by a nationally recognized express mail carrier with package tracking capability or certified mail, return receipt requested, with postage fully prepaid. The MSA Contracting Parties may change the address or person for notification upon 10 days’ notice to the other. The initial notification information is:

For NAIC Group:	For Cognizant Group:

ING North America Insurance Corporation 230 Park Avenue New York, New York 10169 Attention: Head of Business Transformation	Cognizant Technology Solutions U.S. Corporation 500 Frank W. Burr Blvd. Teaneck, New Jersey 07666 Attention: General Counsel

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With a copy to:	With a copy to:

ING North America Insurance Corporation 230 Park Avenue New York, New York 10169 Attention: Chief Legal Officer	Cognizant Technology Solutions U.S. Corporation 500 Frank W. Burr Blvd. Teaneck, New Jersey 07666 Attention: Chief Financial Officer

With a copy to:

ING North America Insurance Corporation 20 Washington Avenue South Minneapolis, Minnesota 55401 Attn: Director of Strategic Sourcing

Except as expressly permitted in this Agreement, an electronic mail message does not satisfy any requirement in this Agreement that a notice, consent, approval, agreement, authorization, acceptance, rejection or waiver must be in writing or signed by any person or Party, or any similar requirement.

Section 22.14 Publicity. Neither Party shall (1) use the name, trade name, trademarks, service marks or logos of the other Party in any publicity releases, news releases, annual reports, marketing materials, product packaging, signage, stationary, print literature, advertising or websites, (2) represent (directly or indirectly) that any product or service offered by the Party has been used, approved or endorsed by the other Party or (3) make any sort of public communication regarding the other Party, this Agreement, without the consent of the other Party, in each instance, which the other Party may withhold in its sole discretion.

Section 22.15 Remedies Cumulative. No specific remedy under this MSA shall limit a Contracting Party’s right to exercise all other remedies available to such Contracting Party under Law, in equity or under this Agreement, and all such remedies shall be cumulative.

Section 22.16 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement shall remain in full force and effect, except to the extent such remaining provisions are not capable of substantial performance as a result of such holding.

Section 22.17 Survival. Article 6, Article 7, Article 9, Article 10, Article 12, Article 13, Article 15 (to the extent relating to a breach occurring during the Term), Article 16, Article 17, Section 3.14, Section 8.01, Section 11.03, Section 12.02 (for so long as any records are required to be retained pursuant to this MSA), Section 19.12, Section 19.14, Section 19.15, Section 19.16, Section 22.08, Section 22.12, Section 22.13, Section 22.14, this Section, Section 22.18 and any other provisions, Sections or Articles that by their nature are necessary to survive the expiration or termination of this MSA and any SOW for any reason shall survive the expiration or termination of this MSA or any SOW.

Section 22.18 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and each such Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties, their permitted assigns, and with respect to Article 16, the NAIC Indemnified Parties and Cognizant Indemnified Parties.

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Section 22.19 Waiver. No delay or omission by any Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or obligation shall not be construed to be a waiver of any succeeding breach or any other obligation.

Remainder of page intentionally left blank; signature page follows.

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IN WITNESS WHEREOF, the authorized representatives of the MSA Contracting Parties have executed this MSA as of the MSA Effective Date.

ING NORTH AMERICA INSURANCE CORPORATION	COGNIZANT TECHNOLOGY SOLUTIONS U.S. CORPORATION

by:	by:
name:	name:
title:	title:

by:
name:
title:

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